Exhibit (19)

SECOND QUARTER 2007
Management’s Discussion and
Analysis

WACHOVIA CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL SUPPLEMENT
SIX MONTHS ENDED JUNE 30, 2007
TABLE OF CONTENTS

FINANCIAL HIGHLIGHTS

	Three Months Ended				Six Months Ended
	June 30,		Percent		June 30,		Percent
			Increase				Increase
(Dollars in millions, except per share data)	2007	2006	(Decrease)		2007	2006	(Decrease)

EARNINGS SUMMARY
Net interest income (GAAP)	$4,421	3,641	21%		$8,881	7,131	25%
Tax-equivalent adjustment	39	34	15		76	83	(8)

Net interest income (Tax-equivalent)	4,460	3,675	21		8,957	7,214	24
Fee and other income	4,234	3,583	18		7,975	7,100	12

Total revenue (Tax-equivalent)	8,694	7,258	20		16,932	14,314	18
Provision for credit losses	179	59	-		356	120	-
Other noninterest expense	4,721	4,139	14		9,181	8,218	12
Merger-related and restructuring expenses	32	24	33		42	92	(54)
Other intangible amortization	103	98	5		221	190	16

Total noninterest expense	4,856	4,261	14		9,444	8,500	11
Minority interest in income of consolidated subsidiaries	139	90	54		275	185	49

Income before income taxes (Tax-equivalent)	3,520	2,848	24		6,857	5,509	24
Tax-equivalent adjustment	39	34	15		76	83	(8)
Income taxes	1,140	929	23		2,138	1,813	18

Net income	$2,341	1,885	24%		$4,643	3,613	29%

Diluted earnings per common share	$1.22	1.17	4%		$2.42	2.26	7%
Return on average common stockholders’ equity	13.54%	15.41	-		13.51%	15.02	-
Return on average assets	1.32%	1.39	-		1.33%	1.37	-

ASSET QUALITY
Allowance for loan losses as % of loans, net	0.79%	1.07	-		0.79%	1.07	-
Allowance for loan losses as % of nonperforming assets	164	421	-		164	421	-
Allowance for credit losses as % of loans, net	0.83	1.13	-		0.83	1.13	-
Net charge-offs as % of average loans, net	0.14	0.08	-		0.15	0.08	-
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.47%	0.25	-		0.47%	0.25	-

CAPITAL ADEQUACY
Tier I capital ratio	7.47%	7.81	-		7.47%	7.81	-
Total capital ratio	11.46	11.42	-		11.46	11.42	-
Leverage ratio	6.23%	6.57	-		6.23%	6.57	-

OTHER FINANCIAL DATA
Net interest margin	2.92%	3.18	-		2.97%	3.19	-
Fee and other income as % of total revenue	48.70	49.37	-		47.10	49.60	-
Effective income tax rate	33.05%	32.02	-		33.43%	32.72	-

BALANCE SHEET DATA
Securities	$106,184	119,179	(11	) %	$106,184	119,179	(11)%
Loans, net	429,120	282,916	52		429,120	282,916	52
Total assets	719,922	553,614	30		719,922	553,614	30
Total deposits	413,665	327,614	26		413,665	327,614	26
Long-term debt	142,047	74,627	90		142,047	74,627	90
Stockholders’ equity	$69,266	48,872	42%		$69,266	48,872	42%

OTHER DATA
Average diluted common shares (In millions)	1,919	1,613	19%		1,922	1,599	20%
Actual common shares (In millions)	1,903	1,589	20		1,903	1,589	20
Dividends paid per common share	$0.56	0.51	10		$1.12	1.02	10
Dividend payout ratio on common shares	45.90%	43.59	5		46.28%	45.13	3
Book value per common share	$36.40	30.75	18		$36.40	30.75	18
Common stock price	51.25	54.08	(5)		51.25	54.08	(5)
Market capitalization	$97,530	85,960	13		$97,530	85,960	13
Common stock price to book value	141%	176	(20)		141%	176	(20)
FTE employees	110,493	97,316	14		110,493	97,316	14
Total financial centers/brokerage offices	4,135	3,847	7		4,135	3,847	7
ATMs	5,099	5,134	(1)%		5,099	5,134	(1	) %

Management’s Discussion and Analysis
This discussion contains forward-looking statements. Please refer to our Second Quarter 2007 Report on Form 10-Q for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.

Summary of Results of Operations	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2007	2006	2007	2006

Net interest income (GAAP)	$4,421	3,641	8,881	7,131
Tax-equivalent adjustment	39	34	76	83

Net interest income (a)	4,460	3,675	8,957	7,214
Fee and other income	4,234	3,583	7,975	7,100

Total revenue (a)	8,694	7,258	16,932	14,314
Provision for credit losses	179	59	356	120
Other noninterest expense	4,721	4,139	9,181	8,218
Merger-related and restructuring expenses	32	24	42	92
Other intangible amortization	103	98	221	190

Total noninterest expense	4,856	4,261	9,444	8,500
Minority interest in income of consolidated subsidaries	139	90	275	185
Income taxes	1,140	929	2,138	1,813
Tax-equivalent adjustment	39	34	76	83

Net income	2,341	1,885	4,643	3,613

Diluted earnings per common share	$1.22	1.17	2.42	2.26

(a) Tax-equivalent.

Executive Summary
Wachovia’s net income in the first six months of 2007 was $4.6 billion, up 29 percent from the first six months of 2006, and diluted earnings per common share were up 7 percent to $2.42. After-tax net merger-related and restructuring expenses amounted to 1 cent per share in the first six months of 2007 and 4 cents per share in the same period of 2006. Results reflect the impact of the acquisitions of Golden West Financial Corporation from October 1, 2006; Westcorp and WFS Financial (together, Westcorp) from March 1, 2006, European Credit Management Ltd. (ECM), from January 31, 2007, as well as other 2006 and 2007 acquisitions. In addition, results reflect the divestiture of our subprime mortgage servicing operation in late 2006.
Key factors in our results in the first six months of 2007 compared with the first six months of 2006 included:
•	18 percent revenue growth driven by higher loans and deposits due to acquisitions and organic growth, with increased fee and other income led by record fiduciary and asset management fees and record advisory and underwriting results.

•	24 percent net interest income growth driven by a larger balance sheet, although growth was dampened by margin compression. Average loans rose 56 percent and average core deposits increased 29 percent, including the addition of $121.7 billion in average loans and $71.4 billion in average core deposits from Golden West.

•	11 percent increase in noninterest expense, reflecting the impact of acquisitions, investment spending and higher revenue-based incentives and commissions.

•	A tax rate on a tax-equivalent basis of 32.28 percent compared with 34.43 percent in the first six months a year ago, with the decrease largely reflecting updated information on certain tax matters in the first quarter of this year.
Credit quality remained strong, with an annualized net charge-off ratio of 0.15 percent and a ratio of nonperforming assets to loans, net, foreclosed properties and loans held for sale of 0.47 percent. Provision expense increased by $236 million to $356 million, driven by growth in commercial, auto and credit card loans. We continue to mitigate risk and volatility on our balance sheet by actively monitoring and reducing potential problem loans, including their sale when prudent. While we expect modest increases in credit costs, we continue to be optimistic about our outlook for credit quality given the well-collateralized nature of our loan portfolio.
The 56 percent increase in average net loans compared with the first six months of 2006 to $418.3 billion included a more than doubling of average consumer loans, driven by higher consumer real estate, auto and credit card loans. Excluding the addition of an average $121.5 billion of consumer loans, primarily real estate loans from Golden West, average consumer loans increased 10 percent. Average commercial loans reflected organic growth largely in middle-market commercial and commercial real estate, as well as strategic expansion in international lending. Average core deposits increased 29 percent from the first six months of 2006 to $373.9 billion, including an average $71.4 billion from Golden West, and average low-cost core deposits increased 5 percent from the first six months of 2006 to $255.4 billion.
Our four major businesses continued to generate strong sales activity in the first half of 2007. The General Bank’s earnings rose 38 percent to $3.1 billion, reflecting the addition of Golden West, Westcorp and organic growth. Wealth Management’s earnings grew 17 percent to $137 million and reflected continuing positive response to the introduction of an open architecture investment platform. Earnings in our Corporate and Investment Bank continued to show strength compared with very strong prior year results, but were down 2 percent to $979 million reflecting modestly higher net charge-offs. Capital Management grew earnings 35 percent to $584 million, reflecting strong retail brokerage transaction activity and equity syndicate distribution fees, higher retail brokerage managed account fees and other asset-based fees, as well as the impact of ECM and other acquisitions.
We paid common stockholders dividends of $2.1 billion, or $1.12 per share, in the first six months of 2007, and $1.6 billion, or $1.02 per share in the first six months of 2006. Our target is to return 40 percent to 50 percent of our earnings to shareholders as dividends, and in the first six months of 2007, our dividend payout ratio was 46.28 percent, or 44.80 percent excluding merger-related and restructuring expenses and other intangible amortization, which is the basis we use in measuring our target.
Our balance sheet is strong and well capitalized under regulatory guidelines with a tier 1 capital ratio of 7.47 percent, a leverage ratio of 6.23 percent and a tangible capital ratio of 4.27 percent at June 30, 2007.
On May 31, 2007, we announced our agreement to acquire A.G. Edwards Inc., a retail brokerage firm headquartered in St. Louis, Missouri. Upon completion of the proposed acquisition, A.G. Edwards will be combined with Wachovia Securities and the combined firm will have a national footprint of 3,350 brokerage locations, including 1,500 dedicated retail offices in all 50 states and the District of Columbia, $1.1 trillion in client assets and nearly 15,000 financial advisors. The brokerage operation will be headquartered in St. Louis. Under the terms of the agreement, A.G. Edwards shareholders will receive 0.9844 shares of Wachovia common stock and $35.80 in cash for each share of A.G. Edwards common stock. The transaction, which is subject to applicable regulatory approvals and approval of A.G. Edwards shareholders, is expected to close in the fourth quarter of this year.
In the second quarter of 2007 compared with the second quarter of 2006, net income rose 24 percent to $2.3 billion from $1.9 billion, and diluted earnings per common share rose 4 percent to $1.22 from $1.17. These amounts include after-tax net merger-related and restructuring expenses of 1 cent per share in the second quarters of 2007 and 2006.
Total revenue rose 20 percent to $8.7 billion in the second quarter of 2007 compared with the second quarter of 2006, with 21 percent growth in tax-equivalent net interest income and 18 percent growth in fee and other income. Net interest income growth was driven by higher loans and deposits. Loan growth was driven by higher consumer loans related to Golden West as well as organic growth. Core deposit growth also was primarily driven by the Golden West acquisition, with average core deposits up 30 percent and average low-cost core deposits up 6 percent. In addition to the record fiduciary and asset management fees and record advisory and underwriting results mentioned above, growth in fee and other income in the second quarter of 2007 also came in nearly all categories.
Outlook
The financial outlook for 2007 that follows is as previously communicated in our July 20, 2007, Current Report on Form 8-K release of second quarter 2007 results. Since that time, the financial markets have exhibited extraordinary volatility, particularly in the fixed income markets. We participate in these markets largely through our Corporate and Investment Bank and in our Capital Management businesses. In light of market conditions as of this filing and uncertainty about how long the markets will remain volatile, we are not currently able to estimate the impact of these market conditions on our revenue outlook for the rest of the year. However, we continue to anticipate that overall revenue growth will be marginally higher than noninterest expense growth, as expense control efforts provide flexibility in managing noninterest expense growth in various revenue growth scenarios. Further, we continue to believe that 2007 net charge-offs will be in the mid-teens basis point range as a percentage of average net loans, with provision expense modestly higher primarily reflecting expected loan growth.
This outlook computes growth rates from an illustrative combined Wachovia and Golden West as if the two companies had been merged on January 1, 2006. This illustrative combined 2006 basis includes Wachovia full year 2006 results before merger-related and restructuring expenses, plus Golden West’s results from January 1, 2006, to September 30, 2006. These combined results add purchase accounting adjustments to Golden West’s results prior to the closing date. In addition, these results include funding costs, which represent interest expense calculated at a rate of 5.35 percent on the cash portion of the purchase price. The illustrative combined basis excludes certain immaterial fourth quarter 2006 adjustments, which are described in Notes to Consolidated Financial Statements in our 2006 Annual Report on Form 10-K, and the effect of Golden West’s third quarter 2006 charitable contribution of appreciated securities.
This outlook does not include the effect of our proposed acquisition of A.G. Edwards. Based on the assumptions above, for full year 2007 compared with full year illustrative combined 2006, and before merger-related and restructuring expenses, we expect:
•	Net interest income to remain relatively flat on a tax-equivalent basis compared with $18.1 billion. Expectations for net credit income, or net interest income minus provision expense, remain relatively unchanged.

•	Fee income growth in the low double-digit percentage range from $14.5 billion.

•	Noninterest expense growth in the mid single-digit percentage range from $18.1 billion; and to be marginally lower than revenue growth. Year-end 2007 targeted overhead efficiency ratio of 51.5 percent to 53.5 percent excluding merger-related and restructuring expenses and other intangible amortization.

•	Minority interest expense increase in the high single-digit percentage range from $414 million.

•	Loan growth in the high single-digit percentage range from $398.4 billion, including consumer loan growth in the mid single-digit percentage range from $249.6 billion, and commercial loan growth in the low double-digit percentage range from $148.8 billion.

•	Net charge-offs in the mid-teens basis point range as a percentage of average net loans, up from 8 basis points; and provision expense may be modestly higher.

•	An effective income tax rate of approximately 33 percent on a tax-equivalent basis.

•	A targeted leverage ratio above 6.0 percent and a tangible capital to tangible asset ratio no lower than 4.7 percent, excluding the effect on tangible capital of the unrealized gains and losses on available for sale securities and certain risk management derivatives, and unamortized gains and losses under employee benefit plans.

•	A dividend payout ratio of 40 percent to 50 percent of earnings before other intangible amortization.

•	Use of excess capital to opportunistically repurchase shares, to reinvest in our businesses and to undertake financially attractive, shareholder-friendly acquisitions.
We continue to evaluate our operations and organizational structures to ensure they are closely aligned with our goal of maximizing performance through increased efficiency and competitiveness in our four core businesses. We are striving to make Wachovia a more efficient company, but it is not our intention to have the lowest overhead efficiency ratio in our peer group because we expect to continue to invest in higher growth businesses. In January 2005, we set a goal of reducing our annual expense growth by $600 million to $1.0 billion by the end of 2007. We have identified expense reduction opportunities that are expected to result in incremental cost savings of approximately $200 million in 2007 for total annual savings at the high end of our goal. Our efficiency efforts include enhancing the effectiveness of our branch network. We expect to consolidate up to 100 branches and open up to 130 branches in 2007.
We are focused on ensuring a successful integration of Golden West. Deposit system conversions are expected to begin in the fourth quarter of 2007 and to be completed by mid-2008.
When consistent with our overall business strategy, we may consider disposing of certain assets, branches, subsidiaries or lines of business. We continue to routinely explore acquisition opportunities in areas that would complement our core businesses, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities could occur.
Critical Accounting Policies
Our accounting and reporting policies are in accordance with U.S. generally accepted accounting principles (GAAP) and they conform to general practices within the applicable industries. We use a significant amount of judgment and estimates based on assumptions for which the actual results are uncertain when we make the estimations. We have identified five policies as being particularly sensitive in terms of judgments and the extent to which significant estimates are used: allowance for loan losses and the reserve for unfunded lending commitments (which is recorded in other liabilities); fair value of certain financial instruments; consolidation; goodwill impairment; and contingent liabilities. For more information on these critical accounting policies, please refer to our 2006 Annual Report on Form 10-K.
Corporate Results of Operations
Results reflect the impact of Golden West from October 1, 2006; Westcorp from March 1, 2006; ECM from January 31, 2007; and other 2006 and 2007 acquisitions, as well as the divestiture of our HomEq subprime mortgage servicing business on November 1, 2006.

Average Balance Sheets and Interest Rates	Six Months Ended		Six Months Ended
	June 30, 2007		June 30, 2006
	Average	Interest	Average	Interest
(In millions)	Balances	Rates	Balances	Rates

Interest-bearing bank balances	$3,198	6.25%	$2,447	4.61%
Federal funds sold	13,111	5.16	18,637	4.52
Trading account assets	32,438	5.93	28,252	5.23
Securities	108,253	5.42	121,040	5.33
Commercial loans, net	161,423	7.12	144,416	6.71
Consumer loans, net	256,852	7.49	123,544	6.74

Total loans, net	418,275	7.35	267,960	6.72

Loans held for sale	17,199	6.32	8,800	6.70
Other earning assets	8,120	7.02	5,801	7.53

Risk management derivatives	—	0.04	—	0.12

Total earning assets	600,594	6.87	452,937	6.29

Interest-bearing deposits	345,544	3.67	260,401	2.88
Federal funds purchased	36,595	4.97	49,406	4.27
Commercial paper	5,032	4.70	4,427	4.20
Securities sold short	7,929	3.81	8,889	3.12
Other short-term borrowings	7,294	2.66	6,817	2.25
Long-term debt	142,746	5.36	63,932	5.13

Risk management derivatives	—	0.10	—	0.14

Total interest-bearing liabilities	545,140	4.30	393,872	3.57

Net interest income and margin	$8,957	2.97%	$7,214	3.19%

Net Interest Income and Margin Tax-equivalent net interest income increased 24 percent in the first six months of 2007 from the first six months of 2006, reflecting a larger balance sheet. The net interest margin declined 22 basis points to 2.97 percent, primarily due to growth in lower-spread consumer and commercial loans, a shift in deposits toward lower-spread categories, the impact of acquisitions and the effect of an inverted yield curve. The Westcorp acquisition in March 2006 added a portfolio of higher spread auto loans while the October 2006 acquisition of Golden West added lower spread consumer real estate loans. The average federal funds rate in the first six months of 2007 was 57 basis points higher than the average rate in the first six months of 2006, while the average longer-term two-year treasury note rate decreased 1 basis point and the average 10-year treasury note rate decreased 6 basis points.
In order to maintain our targeted interest rate risk profile, derivatives are often used to manage the interest rate risk inherent in our assets and liabilities. We routinely deploy hedging strategies designed to protect future net interest income. These strategies may reduce current income in the short-term, although we expect them to benefit future periods. In the first six months of 2007, net interest rate risk management-related derivatives reduced net interest income by $176 million, or 6 basis points on our net interest margin, compared with an income contribution of $9 million, which had an insignificant impact on the net interest margin in the first six months of 2006. The decline in the impact from derivatives largely reflects the effect of receive fixed/pay floating interest rate swaps in a rising rate environment.

Fee and Other Income	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2007	2006	2007	2006

Service charges	$667	622	1,281	1,196
Other banking fees	504	449	920	877
Commissions	649	588	1,308	1,211
Fiduciary and asset management fees	981	808	1,901	1,569
Advisory, underwriting and other investment banking fees	454	318	861	620
Trading account profits	223	164	391	383
Principal investing	298	189	346	292
Securities gain (losses)	23	25	76	(23)
Other income	435	420	891	975

Total fee and other income	$4,234	3,583	7,975	7,100

Fee and Other Income Fee and other income growth of 12 percent in the first six months of 2007 from the first six months of 2006 reflected, in addition to the impact of acquisitions:
•	Increased service charges driven by strength in consumer service charges on higher volume and improved pricing, while commercial service charges rose on increased volume.

•	Growth in other banking fees driven by strength in fees for banking services and gains on mortgage servicing rights (MSRs), partially offset by the divestiture of the HomEq subprime mortgage servicing business in late 2006.

•	Higher commissions reflecting higher retail brokerage transaction activity including higher equity syndicate volumes.

•	Growth in fiduciary and asset management fees driven by acquisitions and strong growth in retail brokerage managed account assets.

•	Strong results in advisory and underwriting largely related to continued strength in equities underwriting, structured products, high yield and high grade debt origination, loan syndication and merger and acquisition advisory services.

•	Modestly higher trading account profits driven by improved results in structured products and equities.

•	Strong principal investing results in both the 2007 and 2006 periods, with this year’s results largely related to gains in the public and private direct investment portfolio.

•	Net securities gains of $76 million compared with net securities losses of $23 million in the first six months a year ago.

•	A decline of 9 percent in other income from the year ago period, which included a $100 million credit card-related termination fee received as a result of the Bank of America/MBNA merger and $33 million from the New York Stock Exchange/Archipelago merger, offset by a $122 million increase related to commercial mortgage sale and securitization activity, and a $63 million increase related to certain corporate investments. Other income also included a $55 million loss on MSR hedging, with the related MSR gains reflected in other banking fees.
The same trends drove fee and other income results in the second quarter of 2007 compared with the second quarter of 2006, with stronger results in principal investing and trading.

Noninterest Expense	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2007	2006	2007	2006

Salaries and employee benefits	$3,122	2,652	6,094	5,349
Occupancy	331	291	643	566
Equipment	309	299	616	579
Advertising	70	56	131	103
Communications and supplies	180	162	353	329
Professional and consulting fees	209	184	386	351
Sundry expense	500	495	958	941

Other noninterest expense	4,721	4,139	9,181	8,218
Merger-related and restructuring expenses	32	24	42	92
Other intangible amortization	103	98	221	190

Total noninterest expense	$4,856	4,261	9,444	8,500

Noninterest Expense Noninterest expense increased 11 percent in the first six months of 2007 from the first six months of 2006, primarily reflecting a 14 percent increase in salaries and employee benefits expense largely attributable to the addition of Golden West and Westcorp, as well as higher revenue-based incentives and commissions. Expenses also reflected $93 million associated with our growth initiatives, including de novo expansion, branch consolidations, western expansion and efficiency initiatives. The same factors drove the 14 percent increase in noninterest expense in the second quarter of 2007 compared with the second quarter of 2006.
In the first quarters of 2007 and 2006, and in the second quarter of 2006 for Capital Management, we made annual grants of stock awards to employees. Under the applicable accounting standard,

we are required to fully expense the fair value as of the grant date of awards to employees who are retirement-eligible at the date of the grant. This incremental salaries and employee benefits expense for retirement-eligible employees amounted to $93 million in the first six months of 2007 and $107 million in the same period a year ago.
Merger-Related and Restructuring Expenses Merger-related and restructuring expenses in the first six months of 2007 of $42 million included $22 million related to Golden West and a net $20 million related to Westcorp and other acquisitions. In the first six months of 2006, we recorded $92 million of these expenses, the majority of which related to our acquisition of SouthTrust Corporation in November 2004.
Income Taxes Income taxes were $2.1 billion in the first six months of 2007 compared with $1.8 billion in the same period a year ago. The related income tax rates on a tax-equivalent basis were 32.28 percent and 34.43 percent a year ago. The decrease in the rate was largely related to updated information on certain income tax matters in the first quarter of 2007, which under the new accounting standard for uncertain income tax positions is recorded in the quarter in which the updated information becomes available rather than over the full year as was our policy under the prior accounting standard.
Business Segments
We provide diversified banking and nonbanking financial services and products primarily through four core business segments, the General Bank, Wealth Management, the Corporate and Investment Bank, and Capital Management. Business segment data excludes merger-related and restructuring expenses, other intangible amortization, and the effect of changes in accounting principles.
We continuously update segment information for changes that occur in the management of our businesses. In 2007, we moved our cross-border leasing activity from the Corporate and Investment Bank to the Parent to keep it aligned with the way in which this activity is reported to senior management subsequent to the adoption of the new accounting standard for leveraged leases. We also discontinued certain intercompany fee arrangements between Capital Management and the Parent and realigned how MSR hedge results are reported such that, beginning in 2007, MSR volatility is now included in the Parent. Our current and historical financial reporting reflects these changes. The impact to segment earnings for full year 2006 as a result of these changes, while not significant, was:
•	No change in the General Bank.

•	A $7 million decrease in Wealth Management.

•	An $86 million decrease in the Corporate and Investment Bank.

•	A $20 million decrease in Capital Management.

•	A $113 million increase in the Parent.
In the second quarter of 2007, we announced a realignment of some of our businesses and other corporate functions. This included the combination of the General Bank’s private advisory group into the Wealth Management businesses and the General Bank’s commercial real estate business into the Corporate and Investment Bank’s investment banking line of business, which is expected to occur by the end of the year. We are still evaluating how these realignments may affect our segment reporting for future periods; however, we expect Wealth Management will remain a separate reporting segment.

General Bank	Three Months Ended		Six Months Ended
Performance Summary	June 30,		June 30,
(Dollars in millions)	2007	2006	2007	2006

Income statement data
Net interest income (Tax-equivalent)	$3,686	2,777	7,392	5,307
Fee and other income	975	842	1,851	1,707
Intersegment revenue	56	48	104	91

Total revenue (Tax-equivalent)	4,717	3,667	9,347	7,105
Provision for credit losses	164	95	326	157
Noninterest expense	2,093	1,737	4,121	3,394
Income taxes (Tax-equivalent)	897	670	1,788	1,298

Segment earnings	$1,563	1,165	3,112	2,256

Performance and other data
Economic profit	$1,164	893	2,332	1,742
Risk adjusted return on capital (RAROC)	47.04%	54.56	47.73	56.23
Economic capital, average	$12,959	8,219	12,805	7,767
Cash overhead efficiency ratio (Tax-equivalent)	44.36%	47.39	44.09	47.78
Lending commitments	$149,712	120,622	149,712	120,622
Average loans, net	331,042	191,815	328,971	184,708
Average core deposits	$298,827	214,517	295,455	212,771
FTE employees	58,239	45,100	58,239	45,100

General Bank The General Bank includes our Retail and Small Business and Commercial lines of business. The General Bank’s earnings rose 38 percent to $3.1 billion, reflecting the addition of Golden West and Westcorp, as well as organic growth. Other key General Bank trends in the first six months of 2007 compared with the first six months of 2006 included:
•	32 percent revenue growth, led by 39 percent growth in net interest income as a result of a larger balance sheet related to Golden West. Organic strength in loan production, particularly in commercial and auto, as well as the 2006 re-entry into the credit card business, also contributed to net interest income growth.

•	8 percent growth in fee and other income, with solid growth in service charges, mortgage banking fees and interchange income more than offsetting the effect of the $100 million MBNA fee in the first six months a year ago.

•	Commercial loan growth driven by middle-market commercial, commercial real estate and business banking. Consumer loan growth included the impact of Golden West, principally variable rate consumer real estate loans, with additional organic growth in auto and credit cards. Higher interest spreads in the auto loan portfolio partially offset slowing growth in home equity lines as customers shifted from variable rate to fixed rate products.

•	Core deposit growth of 39 percent led by consumer certificates of deposit and money market funds, reflecting the addition of Golden West and strong sales momentum. Net new retail checking accounts increased 579,000 in the first six months of 2007, compared with an increase of 330,000 in the first six months of 2006 and 555,000 in the full year 2006. Of the net new retail checking accounts in the first six months of 2007, 13 percent came from World Savings branches.

•	21 percent increase in noninterest expense including the acquisition impact, de novo branch activity and other growth initiatives.

•	An increased provision as a result of higher net charge-offs in auto, commercial and consumer real estate loans.

•	Improvement in the overhead efficiency ratio to 44.09 percent due to merger activity, expense management efforts and revenue growth.
The same trends drove General Bank results in the second quarter of 2007 compared with the second quarter of 2006.

Wealth Management	Three Months Ended		Six Months Ended
Performance Summary	June 30,		June 30,
(Dollars in millions)	2007	2006	2007	2006

Income statement data
Net interest income (Tax-equivalent)	$149	149	295	298
Fee and other income	201	194	396	382
Intersegment revenue	2	1	3	2

Total revenue (Tax-equivalent)	352	344	694	682
Provision for credit losses	1	2	1	2
Noninterest expense	238	249	478	496
Income taxes (Tax-equivalent)	41	34	78	67

Segment earnings	$72	59	137	117

Performance and other data
Economic profit	$51	42	97	81
Risk adjusted return on capital (RAROC)	46.08%	40.86	45.15	40.30
Economic capital, average	$587	561	575	557
Cash overhead efficiency ratio (Tax-equivalent)	67.90%	72.23	68.94	72.66
Lending commitments	$6,892	6,285	6,892	6,285
Average loans, net	17,666	15,922	17,374	15,715
Average core deposits	$14,097	14,270	14,172	14,448
FTE employees	4,305	4,719	4,305	4,719

Wealth Management Wealth Management includes private banking, personal trust, investment advisory services, charitable services, financial planning and insurance brokerage. Wealth Management’s earnings increased 17 percent to $137 million in the first six months of 2007 and reflected continuing positive client response to the introduction of a new investment platform. Other key Wealth Management trends in the first six months of 2007 compared with the first six months of 2006 included:
•	Increased fee and other income led by strong growth in fiduciary and asset management fees, offset by lower insurance commissions.

•	A decrease in net interest income as margin compression overcame strong momentum in loans.

•	Lower noninterest expense as a result of efficiency initiatives.

•	5 percent growth in assets under management from year-end 2006 to $79.3 billion as a result of higher market valuations and new client acquisition.
The same trends drove Wealth Management results in the second quarter of 2007 compared with the second quarter of 2006.

Corporate and Investment Bank	Three Months Ended		Six Months Ended
Performance Summary	June 30,		June 30,
(Dollars in millions)	2007	2006	2007	2006

Income statement data
Net interest income (Tax-equivalent)	$511	470	966	934
Fee and other income	1,500	1,218	2,589	2,461
Intersegment revenue	(48)	(42)	(90)	(79)

Total revenue (Tax-equivalent)	1,963	1,646	3,465	3,316
Provision for credit losses	(4)	(33)	(4)	(32)
Noninterest expense	1,024	887	1,927	1,780
Income taxes (Tax-equivalent)	344	289	563	572

Segment earnings	$599	503	979	996

Performance and other data
Economic profit	$361	277	521	579
Risk adjusted return on capital (RAROC)	30.29%	28.04	25.38	29.57
Economic capital, average	$7,508	6,501	7,305	6,286
Cash overhead efficiency ratio (Tax-equivalent)	52.16%	53.85	55.61	53.67
Lending commitments	$111,439	106,105	111,439	106,105
Average loans, net	43,426	37,756	42,197	37,327
Average core deposits	$31,527	26,492	30,310	26,105
FTE employees	6,170	6,219	6,170	6,219

Corporate and Investment Bank Our Corporate and Investment Bank includes Corporate Lending, Investment Banking, and Treasury and International Trade Finance. Corporate and Investment Bank earnings continued to show strength compared with very strong prior year results, but were down 2 percent to $979 million primarily reflecting modestly higher charge-offs and lower recoveries. Record investment banking and principal investing revenues were more than offset by revenue-based incentive compensation and investment spending supporting business expansion. Key Corporate and Investment Bank trends in the first six months of 2007 compared with the first six months of 2006 included:
•	A 3 percent increase in net interest income reflecting growth in deposits related to mortgage servicing, commercial mortgage-backed securities warehouse volumes, as well as higher average loans.

•	A 5 percent increase in fee income with record results in investment banking and principal investing. Strong results in advisory and underwriting fees largely related to strength in equities underwriting, structured products, high yield originations, loan syndications, high grade debt, and merger and acquisition advisory services.

•	An 8 percent increase in noninterest expense reflecting increased revenue-based incentive expense as well as higher technology and equipment expense.

•	Average core deposit growth of 16 percent primarily from mortgage servicing and global money market deposits, and average loan growth of 13 percent driven by real estate capital markets and international trade finance.

•	Provision reflecting lower recoveries than experienced in the prior year.
The same trends drove Corporate and Investment Bank results in the second quarter of 2007 compared with the second quarter of 2006.

Capital Management	Three Months Ended		Six Months Ended
Performance Summary	June 30,		June 30,
(Dollars in millions)	2007	2006	2007	2006

Income statement data
Net interest income (Tax-equivalent)	$263	267	525	523
Fee and other income	1,502	1,211	2,946	2,427
Intersegment revenue	(11)	(9)	(19)	(17)

Total revenue (Tax-equivalent)	1,754	1,469	3,452	2,933
Provision for credit losses	—	—	—	—
Noninterest expense	1,296	1,118	2,532	2,253
Income taxes (Tax-equivalent)	167	128	336	248

Segment earnings	$291	223	584	432

Performance and other data
Economic profit	$247	183	497	353
Risk adjusted return on capital (RAROC)	72.30%	62.38	73.43	60.40
Economic capital, average	$1,615	1,430	1,604	1,441
Cash overhead efficiency ratio (Tax-equivalent)	73.86%	76.15	73.34	76.82
Lending commitments	$1,072	809	1,072	809
Average loans, net	1,663	1,039	1,609	948
Average core deposits	$31,221	31,827	31,450	32,700
FTE employees	17,916	17,250	17,916	17,250

Capital Management Capital Management includes Retail Brokerage Services, which encompasses retail brokerage and our annuity and reinsurance businesses, and Asset Management, which includes mutual funds, customized advisory services and defined benefit and defined contribution retirement services. Capital Management grew earnings 35 percent to $584 million, reflecting strong brokerage transaction activity and equity syndicate distribution fees, higher retail brokerage managed account fees and other asset-based fees, as well as the impact of acquisitions. Other key Capital Management trends in the first six months of 2007 compared with the first six months of 2006 included:

•	Record revenue driven by strength in retail brokerage managed account fees as managed assets grew 24 percent to $151.3 billion. Commissions grew 13 percent driven by strong equity syndicate volumes.
o	$2.9 billion in revenue from our retail brokerage businesses included transactional revenues of $1.1 billion and asset-based and other income of $1.8 billion. Retail brokerage fee income increased 18 percent driven by strength in managed account and other asset-based fees, higher brokerage transaction activity and equity syndicate distribution fees.

o	$597 million in revenue from our asset management businesses, driven by the addition of ECM and other acquisitions, as well as growth in assets under management.
•	12 percent increase in noninterest expense, primarily due to increased commissions and the impact of acquisitions.

Total Assets Under Management (AUM)	2007				2006
	Second Quarter		First Quarter		Fourth Quarter
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix

Equity	$85	30%	$107	34%	$104	37%
Fixed income	135	48	143	45	114	41
Money market	61	22	65	21	61	22

Total assets under management (a)	$281	100%	$315	100%	$279	100%
Securities lending	64	—	56	—	57	—

Total assets under management and securities lending	$345	—	$371	—	$336	—

(a) Includes $45 billion in assets managed for Wealth Management, which are also reported in that segment.

Mutual Funds (AUM also included in the above)	2007				2006
	Second Quarter		First Quarter		Fourth Quarter
		Fund		Fund		Fund
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix

Equity	$38	35%	$37	34%	$36	33%
Fixed income	22	20	23	21	23	21
Money market	49	45	50	45	49	46

Total mutual fund assets	$109	100%	$110	100%	$108	100%

Total assets under management (AUM) of $281.5 billion at June 30, 2007, were up 1 percent from December 31, 2006, including $26.2 billion from the ECM acquisition, $4.9 billion in net inflows and $6.0 billion in increased market valuations, offset by a decrease of $34.5 billion in assets under management, primarily equity assets, related to a change in investment discretion responsibility on previously co-managed nonproprietary assets now solely managed by Wealth Management. The change in management responsibility had no impact on AUM balances in Wealth Management. Total brokerage client assets grew 5 percent from year-end 2006 to $795.8 billion at June 30, 2007.
The same trends drove Capital Management results in the second quarter of 2007 compared with the second quarter of 2006.

Parent	Three Months Ended		Six Months Ended
Performance Summary	June 30,		June 30,
(Dollars in millions)	2007	2006	2007	2006

Income statement data
Net interest income (Tax-equivalent)	$(149)	12	(221)	152
Fee and other income	56	118	193	123
Intersegment revenue	1	2	2	3

Total revenue (Tax-equivalent)	(92)	132	(26)	278
Provision for credit losses	18	(5)	33	(7)
Noninterest expense	173	246	344	485
Minority interest	139	89	275	184
Income taxes (Tax-equivalent)	(258)	(148)	(535)	(257)

Segment earnings (loss)	$(164)	(50)	(143)	(127)

Performance and other data
Economic profit	$(154)	(75)	(119)	(175)
Risk adjusted return on capital (RAROC)	(16.17)%	0.66	0.76	(1.50)
Economic capital, average	$2,271	2,884	2,345	2,820
Cash overhead efficiency ratio (Tax-equivalent)	(72.88)%	111.97	(441.97)	105.69
Lending commitments	$626	473	626	473
Average loans, net	27,460	28,733	28,124	29,262
Average core deposits	$2,824	4,532	2,521	4,906
FTE employees	23,863	24,028	23,863	24,028
Parent Parent includes all asset and liability management functions, including managing our securities portfolio for liquidity and interest rate risk. Parent also includes goodwill and other intangible assets, and related funding costs, certain revenues and expenses that are not allocated to the business segments; and the results of wind-down or divested businesses, including the HomEq subprime mortgage servicing business, which was divested on November 1, 2006, and cross-border leasing activity, which was moved from the Corporate and Investment Bank to the Parent in the first quarter of 2007. Key trends in the Parent segment in the first six months of 2007 compared with the first six months of 2006 included:
•	Lower net interest income, largely reflecting decreases in securities and other earnings assets including the sale of $13.2 billion of securities in 2006 in connection with the Golden West merger, and growth in wholesale borrowings due to the addition of Westcorp. In addition, the contribution from hedge-related derivatives was lower.

•	A $70 million increase in fee and other income reflecting net securities gains of $70 million compared with losses of $52 million in the year-ago period, as well as increased fees related to certain corporate investments and improved trading results, partially offset by the effect of divestitures in 2006.

•	A 29 percent decrease in noninterest expense reflecting efficiencies, the divestiture of the HomEq subprime mortgage servicing business, and increased technology costs in the business segments offset in the Parent.
The same trends drove the Parent results for net interest income and noninterest expense in the second quarter of 2007 compared with the second quarter of 2006. Fee and other income decreased in the second quarter of 2007 compared with the same period last year primarily due to lower income related to divested businesses partially offset by increased income on corporate investments.
This segment reflects the impact of Prudential Financial’s 38 percent minority interest in Wachovia Securities Financial Holdings, LLC. Total minority interest expense, which also includes other subsidiaries, was $275 million in the first six months of 2007 compared with $184 million in the first six months of 2006.
In connection with Wachovia’s proposed acquisition of A.G. Edwards and under the terms of Wachovia Securities’ joint venture with Prudential Financial, Inc., Prudential elected to exercise its lookback option, which permits Prudential to delay for two years following the combination of the A.G. Edwards retail brokerage business with Wachovia Securities its decision to make or not make an additional capital contribution to the joint venture or other payments to avoid or limit dilution of its 38 percent ownership interest in the joint venture. During this period, Prudential’s share in the joint venture’s earnings and one-time costs associated with the combination would be based on Prudential’s diluted ownership level. At the end of the lookback period, Prudential may elect to make an additional capital contribution or other payment, based on the appraised value of the existing joint venture and the A.G. Edwards business as of the date of the combination with Wachovia Securities, to avoid or limit dilution. In this case, Prudential also would make a true-up payment of one-time costs to reflect the incremental increase in its ownership interest in the joint venture and may not exercise its existing option to put its joint venture interests to Wachovia at its appraised value, including the A.G. Edwards business, at any time after July 1, 2008, until the first anniversary of the end of the lookback period. Alternatively, at the end of the lookback period Prudential may put its joint venture interests to Wachovia based on the appraised value of the joint venture, excluding the A.G. Edwards business, as of the date of the combination of the A.G. Edwards business with Wachovia Securities.
Balance Sheet Analysis
Securities The decrease in securities available for sale from December 31, 2006, primarily reflects an increase in the net unrealized securities loss. The net unrealized securities loss in the first six months of 2007 increased $1.8 billion due to the effect of higher rates primarily on our fixed rate mortgage-backed securities. The average duration of this portfolio increased to 4.0 years from 3.4 years at year-end 2006.

Securities Available For Sale
	June 30,	December 31,
(In billions)	2007	2006

Market value	$106.2	108.6
Net unrealized loss	$(2.8)	(1.0)

Memoranda (Market value)
Residual interests	$0.6	0.8
Retained bonds
Investment grade (a)	7.3	6.6
Other	—	—

Total	$7.3	6.6

(a)	$ 6.7 billion had credit ratings of AA and above at June 30, 2007.
Included in securities available for sale at June 30, 2007, were residual interests with a market value of $611 million, which included a net unrealized gain of $129 million, and retained bonds from securitizations with a market value of $7.3 billion, which included a net unrealized loss of $74 million. The average rate earned on securities available for sale was 5.42 percent in the first six months of 2007 and 5.33 percent in the first six months of 2006. The Interest Rate Risk Management section further explains our interest rate risk management practices.

Loans — On-Balance Sheet
	2007		2006
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Commercial
Commercial, financial and agricultural	$102,397	99,687	96,285	95,281	91,737
Real estate — construction and other	17,449	16,965	16,182	16,067	15,329
Real estate — mortgage	20,448	20,130	20,026	19,455	19,745
Lease financing	24,083	24,053	25,341	25,253	25,194
Foreign	20,959	16,240	13,464	12,677	11,680

Total commercial	185,336	177,075	171,298	168,733	163,685

Consumer
Real estate secured	220,293	220,682	225,826	100,115	98,420
Student loans	6,757	8,479	7,768	9,175	9,139
Installment loans	25,017	23,665	22,660	21,454	20,508

Total consumer	252,067	252,826	256,254	130,744	128,067

Total loans	437,403	429,901	427,552	299,477	291,752
Unearned income	(8,283)	(8,238)	(7,394)	(8,718)	(8,836)

Loans, net (On-balance sheet)	$429,120	421,663	420,158	290,759	282,916

Loans — Managed Portfolio (Including on-balance sheet)
	2007		2006
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Commercial	$197,079	187,723	180,358	174,507	167,537
Real estate secured	238,575	236,995	240,178	113,907	113,561
Student loans	11,760	11,576	10,948	12,445	12,544
Installment loans	28,273	27,118	26,355	25,477	24,803

Total managed portfolio	$475,687	463,412	457,839	326,336	318,445
Loans We have taken several steps to enhance loan growth through acquisitions and investments that we expect will strengthen our loan portfolio mix with a greater proportion of consumer loans, including offering a broader suite of mortgage loan products through our bank branch network and World Savings Bank offices, auto loans through our expanded dealer financial services network and direct issuance of credit cards. In commercial lending, we have pursued risk reduction strategies in recent years to actively reduce potential problem loans and our exposure in certain large corporate loans. We will continue to actively monitor loan quality and take proactive steps to reduce risk when warranted.
The increase in net loans from year-end 2006 reflected 8 percent growth in commercial loans, partially offset by a decline in our leasing portfolio largely related to the adoption of the new accounting standard for leveraged leases, as described in the Stockholders’ Equity section. While auto lending and credit cards experienced solid growth, consumer loans from year-end 2006 reflected a decline due to lower real estate loans in weaker housing markets, as well as the securitization and sale of $7.7 billion of consumer loans, including $3.3 billion of mortgage loans, $4.2 billion of prime equity lines, and $202 million in student loans. Also, at the end of the second quarter of 2007, we transferred $2.0 billion of student loans to loans held for sale.
Our loan portfolio is broadly diversified by industry, concentration and geography. Additionally, the portfolio is well collateralized:
•	Commercial loans represented 42 percent and consumer loans 58 percent of the loan portfolio at June 30, 2007.

•	76 percent of the commercial loan portfolio is secured by collateral.

•	99 percent of the consumer loan portfolio is secured by collateral or guaranteed.
Of our $220.3 billion consumer real estate loan portfolio:
•	87 percent is secured by a first lien.

•	82 percent has a loan-to-value ratio of 80 percent or less.

•	95 percent has a loan-to-value ratio of 90 percent or less.

•	Less than 4 percent of the second lien portfolio has a loan-to-value ratio greater than 90 percent.
Our managed loan portfolio grew 4 percent from year-end 2006, reflecting the growth discussed above. The managed loan portfolio includes the on-balance sheet loan portfolio; loans held for sale; loans securitized for which the retained interests are classified in securities; and the off-balance sheet portfolio of securitized loans sold where we service the loans.

Asset Quality	2007		2006
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Nonperforming assets
Nonaccrual loans	$1,857	1,584	1,234	578	619
Foreclosed properties	207	155	132	181	99

Total nonperforming assets	$2,064	1,739	1,366	759	718

as % of loans, net and foreclosed properties	0.48%	0.41	0.32	0.26	0.25

Nonperforming assets in loans held for sale	$42	26	16	23	23

Total nonperforming assets in loans and in loans held for sale	$2,106	1,765	1,382	782	741

as % of loans, net, foreclosed properties and loans held for sale	0.47%	0.40	0.32	0.26	0.25

Allowance for credit losses (a)
Allowance for loan losses, beginning of period	$3,378	3,360	3,004	3,021	3,036
Balance of acquired entities at purchase date	—	—	303	—	—
Net charge-offs	(150)	(155)	(140)	(116)	(51)
Allowance relating to loans acquired, transferred to loans held for sale or sold	(10)	(3)	(18)	(15)	(18)
Provision for credit losses related to loans transferred to loans held for sale or sold (b)	4	1	7	(4)	5
Provision for credit losses	168	175	204	118	49

Allowance for loan losses, end of period	3,390	3,378	3,360	3,004	3,021

Reserve for unfunded lending commitments, beginning of period	155	154	159	165	160
Provision for credit losses	7	1	(5)	(6)	5

Reserve for unfunded lending commitments, end of period	162	155	154	159	165

Allowance for credit losses	$3,552	3,533	3,514	3,163	3,186

Allowance for loan losses
as % of loans, net	0.79%	0.80	0.80	1.03	1.07
as % of nonaccrual and restructured loans (c)	182	213	272	520	488
as % of nonperforming assets (c)	164	194	246	396	421
Allowance for credit losses
as % of loans, net	0.83%	0.84	0.84	1.09	1.13

Net charge-offs	$150	155	140	116	51
Commercial, as % of average commercial loans	0.07%	0.07	0.04	0.03	(0.06)
Consumer, as % of average consumer loans	0.19	0.20	0.19	0.32	0.23
Total, as % of average loans, net	0.14%	0.15	0.14	0.16	0.08

Past due loans, 90 days and over, and nonaccrual loans (c)
Commercial, as a % of loans, net	0.31%	0.28	0.23	0.28	0.28
Consumer, as a % of loans, net	0.74%	0.66	0.59	0.61	0.64

(a)	The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments.

(b)	The provision related to loans transferred or sold includes recovery of lower of cost or market losses.

(c)	These ratios do not include nonperforming assets included in loans held for sale.
Nonperforming Assets Nonperforming assets increased from year-end 2006 to 0.47 percent of loans, foreclosed properties and loans held for sale driven by increases in both nonaccrual loans and foreclosed properties. Nonaccrual loans increased from year-end 2006, driven primarily by an increase of $400 million related to our consumer real estate portfolio, which is well-collateralized. New inflows to commercial nonaccrual loans in the first six months of 2007 were $401 million, up $66 million from the first six months of 2006. Impaired commercial loans were $479 million at June 30, 2007, up from $319 million at year-end 2006.

Past Due Loans Accruing loans 90 days or more past due, excluding loans that are classified as loans held for sale, were $562 million at June 30, 2007, compared with $650 million at December 31, 2006. Of the total past due loans, $59 million were commercial loans or commercial real estate loans and $503 million were consumer loans.
Net Charge-offs Annualized net charge-offs as a percentage of average net loans of 0.15 percent in the first six months of 2007 were up $195 million from the first six months of 2006. In the first six months of 2007, commercial net charge-offs were $56 million compared with a net recovery of $2 million in the first six months of 2006. Consumer net charge-offs were $249 million, up from $112 million in the first six months of 2006, largely reflecting increases in the auto portfolio including the effect of the Westcorp merger and higher consumer real estate losses. The low level of net charge-offs reflects the highly collateralized nature of our loan portfolio and our careful management of inherent credit risk. Our consumer real estate portfolio has a long record of relatively low net charge-offs, reflecting strong underwriting and credit risk management.
Provision for Credit Losses Provision expense was $356 million in the first six months of 2007 compared with $120 million in the same period last year, reflecting growth in commercial, auto and credit card lending.
Allowance for Loan Losses and Reserve for Unfunded Lending Commitments The allowance for loan losses increased $30 million from year-end 2006 to $3.4 billion at June 30, 2007, including increased reserves for our commercial, credit card and auto portfolios partially offset by a decrease in the unallocated reserve. The unallocated portion of the allowance decreased from year-end 2006 by $30 million reflecting diminished uncertainty related to the World Savings Bank portfolio. The reserve for unfunded lending commitments was $162 million at June 30, 2007, and $154 million at December 31, 2006. The reserve for unfunded lending commitments relates to commercial lending activity and is included in other liabilities.
Loans Held for Sale Loans held for sale include loans originated for sale or securitization as part of our core business strategy and the activities related to our ongoing portfolio risk management strategies to reduce exposure to areas of perceived higher risk. At June 30, 2007, and December 31, 2006, core business activity, which includes residential and commercial mortgages and auto loans that we originate with the intent to sell to third parties, represented the majority of loans held for sale.
In the first six months of 2007, we sold or securitized $35.7 billion in loans out of the loans held for sale portfolio, including $23.7 billion of commercial mortgage loans and $12.0 billion of consumer loans. In the first six months of 2006, we sold or securitized $24.8 billion of loans out of the loans held for sale portfolio, including $11.5 billion of commercial loans and $13.3 billion of consumer loans, primarily residential mortgages. Virtually none of the loans sold in either period were nonperforming. Also, we transferred $2.0 billion of student loans to loans held for sale at the end of the second quarter of 2007 as part of portfolio management activities.
Goodwill In connection with acquisitions, we record purchase accounting adjustments to reflect the respective fair values of the assets and liabilities of acquired entities, as well as certain exit costs related to these acquisitions. Purchase accounting adjustments for Golden West and ECM are preliminary and are subject to refinement for up to one year following consummation.
In the first six months of 2007, we recorded additional preliminary fair value and exit cost purchase accounting adjustments amounting to a net increase in goodwill of $69 million ($42 million reduction after tax, including certain tax adjustments) related to Golden West. In addition, we recorded a $4 million ($3 million after tax) reduction to the deposit base intangible. Including amounts recorded in

2006 and based on a purchase price of $24.3 billion and Golden West tangible stockholders’ equity of $9.7 billion, these adjustments resulted in goodwill of $14.8 billion at June 30, 2007.
In the first six months of 2007, we recorded final fair value and exit cost purchase accounting adjustments amounting to a net decrease in goodwill of $14 million after tax related to the March 1, 2006, Westcorp acquisition. Based on a purchase price of $3.8 billion, Westcorp tangible stockholders’ equity of $1.9 billion, and dealer relationship and deposit base intangibles amounting to $405 million ($253 million after tax), these adjustments resulted in goodwill of $1.5 billion at June 30, 2007.
The rest of the $387 million increase in goodwill from December 31, 2006, related primarily to the January 31, 2007, acquisition of a majority interest in ECM.
Liquidity and Capital Adequacy
Core Deposits Core deposits increased 2 percent from year-end 2006 to $378.2 billion at June 30, 2007. Compared with the first six months of 2006, average core deposits in the first six months of 2007 increased 29 percent to $373.9 billion, which included the effect of the October 2006 addition of $67.0 billion from Golden West, and average low-cost core deposits, which exclude consumer certificates of deposit, increased 5 percent to $255.4 billion. Average consumer certificates of deposit rose $71.1 billion from the first six months of 2006.
Purchased Funds Purchased funds were $88.2 billion at June 30, 2007, compared with $84.8 billion at December 31, 2006. Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $82.2 billion in the first six months of 2007, including the impact of the October 2006 addition of $4.5 billion from Golden West, and $95.1 billion in the first six months of 2006. Higher foreign deposits were more than offset by greater use of long-term debt for funding rather than short-term borrowings.
Long-term Debt Long-term debt was $142.0 billion at June 30, 2007, and $138.6 billion at December 31, 2006, reflecting the issuance of $23.5 billion of debt including $1.7 billion in hybrid trust preferred securities that qualify as tier 1 capital under a trust preferred shelf registration. Debt issuances were largely offset by maturities. For the rest of 2007, scheduled maturities of long-term debt amount to $16.8 billion. We anticipate replacing the maturing obligations.
Wachovia and Wachovia Bank, National Association have a $20.0 billion Euro Medium Term Note Programme (EMTN), under which we may issue senior and subordinated debt securities. These securities are not registered with the Securities and Exchange Commission (SEC) and may not be offered in the United States without applicable exemptions from registration. Under the EMTN, Wachovia and Wachovia Bank issued an aggregate $1.3 billion of debt securities in the first six months of 2007 and had up to $9.0 billion available for issuance at June 30, 2007.
Under our current shelf registration statement filed with the SEC, at June 30, 2007, we had $9.3 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance under this program. In addition, we had available for issuance up to $4.3 billion under a medium-term note program covering senior or subordinated debt securities. Wachovia Bank had a global note program for the issuance of up to $13.1 billion of senior and subordinated notes. In the first six months of 2007, we issued $8.0 billion of senior and subordinated bank notes under this program. We also have a shelf registration under which we may offer and sell hybrid trust preferred securities. At June 30, 2007, $3.3 billion was available for issuance under this shelf registration. The issuance of debt or equity securities continues under all our programs and depends on future market conditions, funding needs and other factors.

In the second quarter of 2007, Wachovia and Wachovia Bank, National Association established an A$10.0 billion Australian Medium Term Note Programme (AMTN), under which we may issue senior and subordinated debt securities. These securities are not registered with the SEC and may not be offered in the United States without applicable exemptions from registration. Under the AMTN, Wachovia and Wachovia Bank issued an aggregate A$1.5 billion (USD $1.2 billion) of debt securities in the first six months of 2007 and had up to A$8.5 billion available for issuance at June 30, 2007.
Credit Lines Wachovia Bank has a $1.9 billion committed back-up line of credit that expires in 2010. This credit facility contains a covenant that requires us to maintain a minimum level of adjusted total equity capital. We have not used this line of credit. A nonbank subsidiary has $5.0 billion of committed backup lines of credit that expire in 2011. These credit facilities have no financial covenants associated with them.
Stockholders’ Equity Stockholders’ equity declined slightly from year-end 2006, to $69.3 billion at June 30, 2007, including repurchases of 18 million common shares at a cost of $1.0 billion in the first half of 2007 in connection with our share repurchase programs; and net depreciation in the securities portfolio. At June 30, 2007, we were authorized to buy back 23 million shares of common stock. Our Second Quarter 2007 Report on Form 10-Q has additional information related to share repurchases.

Dividend and Share Activity
	Six Months Ended
	June 30,
(In millions, except per share data)	2007	2006

Dividends	$2,137	1,637
Dividends per common share	$1.12	1.02
Common shares repurchased	18	65
Average diluted common shares outstanding	1,922	1,599
On January 1, 2007, we adopted FASB Staff Position FAS 13-2, Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction (FSP 13-2), FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No 109, Statement of Financial Accounting Standards (SFAS) No. 155, Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140, and Emerging Issues Task Force Issue No. 06-5 related to accounting for purchases of life insurance. For all these new standards, the cumulative effect of adoption is recorded as an adjustment, net of applicable taxes, to January 1, 2007, retained earnings. The adoption of the new accounting for leveraged leases on January 1, 2007, resulted in a $1.4 billion after-tax reduction to beginning retained earnings. The cumulative effect of adopting the other standards was not significant. Further information is in Notes to Consolidated Financial Statements in our Second Quarter 2007 Report on
Form 10-Q.
Subsidiary Dividends Wachovia Bank and World Savings Bank are the largest sources of subsidiary dividends paid to the parent company. Capital requirements established by regulators limit dividends that these subsidiaries and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, at June 30, 2007, our subsidiaries had $8.9 billion available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid $1.0 billion in dividends to the parent company in the first six months of 2007.
Regulatory Capital Our capital ratios were above regulatory minimums in the first six months of 2007 and we continued to be classified as well capitalized. The tier 1 capital ratio increased 5 basis points from December 31, 2006, to 7.47 percent at June 30, 2007. Our total capital ratio was 11.46 percent and our leverage ratio was 6.23 percent at June 30, 2007, and 11.33 percent and 6.01 percent, respectively, at December 31, 2006.

Summary of Off-Balance Sheet Exposures
	June 30, 2007		December 31, 2006
	Carrying		Carrying
(In millions)	Amount	Exposure	Amount	Exposure

Guarantees
Securities and other lending indemnifications	$—	69,838	—	61,715
Standby letters of credit	117	38,103	115	37,783
Liquidity agreements	11	30,803	9	27,610
Loans sold with recourse	44	6,528	50	7,543
Residual value guarantees	—	1,155	—	1,131

Total guarantees	$172	146,427	174	135,782
Off-Balance Sheet Transactions
In the normal course of business, we engage in a variety of financial transactions that under GAAP either are not recorded on the balance sheet or are in amounts that differ from the full contract or notional amounts. These transactions involve varying elements of market, credit and liquidity risk.
Retained interests from securitizations recorded as either available for sale securities, trading account assets or loans amounted to $8.4 billion at June 30, 2007, and $8.2 billion at December 31, 2006.
Risk Governance and Administration
Market Risk Management We trade a variety of equities, debt securities, foreign exchange instruments and other derivatives to provide customized solutions for the risk management needs of our customers and for proprietary trading. Market risk is inherent in all these activities.
The VAR methodology assesses market volatility over the most recent 252 trading days to estimate within a given level of confidence the maximum trading loss over a period of time that we would expect to incur from an adverse movement in market rates and prices over the period. We calculate 1-day VAR at the 97.5 percent and 99 percent confidence levels, and 10-day VAR at the 99 percent confidence level. The VAR model is supplemented by stress testing on a daily basis. The analysis captures all financial instruments that are considered trading positions. Our 1-day VAR limit in the first six months of 2007 was $30 million. The total 1-day VAR was $26 million at June 30, 2007, and $30 million at December 29, 2006, and primarily related to interest rate risk and credit spread risk. The high, low and average VARs in the first six months of 2007 were $29 million, $17 million and $23 million, respectively.
Interest Rate Risk Management One of the fundamental roles in banking is the management of interest rate risk, or the risk that changes in interest rates may diminish net interest income we earn on loans, securities and other earning assets. The following discussion explains how we oversee the interest rate risk management process and describes the actions we take to protect earnings from interest rate risk.
A balance sheet is considered asset sensitive when its assets (loans and securities) reprice faster or to a greater extent than liabilities (deposits and borrowings). An asset-sensitive balance sheet will produce more net interest income when interest rates rise and less net interest income when interest rates decline. Historically, our large and relatively rate-insensitive deposit base has funded a portfolio of primarily floating rate commercial and consumer loans. This mix naturally creates a highly asset-sensitive balance sheet. Furthermore, our focus on new customer acquisition and quality customer service has historically enabled us to generate deposit growth that has matched or outpaced loan growth, adding to our naturally asset-sensitive position. To achieve more neutrality or to establish a liability-sensitive position, we maintain a large portfolio of fixed rate discretionary instruments such as loans, securities and derivatives.

We often elect to use derivatives to protect assets, liabilities and future financial transactions from changes in interest rates. When deciding whether to use derivatives instead of investing in securities to reach the same goal, we consider a number of factors, such as cost, efficiency, the effect on our liquidity and capital, and our overall interest rate risk management strategy. We choose to use derivatives when they provide greater relative value or more efficient execution of our strategy than securities. The derivatives we use for interest rate risk management include interest rate swaps, futures, forwards and various option strategies, which in some cases are designated and accounted for as accounting hedges. We fully incorporate the market risk associated with interest rate risk management derivatives into our earnings simulation model in the same manner as other on-balance sheet financial instruments.
We analyze and manage the amount of risk we are taking to changes in interest rates by forecasting a wide range of interest rate scenarios for time periods as long as 36 months. In analyzing interest rate sensitivity for policy measurement, we compare forecasted earnings per share in both “high rate” and “low rate” scenarios to the “market forward rate.” The policy measurement period is 12 months in length, beginning with the first month of the forecast. Our objective is to ensure we prudently manage interest-bearing assets and liabilities in ways that improve financial performance without unduly putting earnings at risk. Our policy is to limit the risk we can take through balance sheet management actions to 5 percent of earnings per share in both falling and rising rate environments.
The “market forward rate” is constructed using currently implied market forward rate estimates for all points on the yield curve over the next 36 months. Our standard approach evaluates expected earnings in a 400 basis point range, or 200 basis points both above and below the “market forward rate” scenario. Based on our June 2007 forward rate expectation, our various scenarios together measure earnings volatility to a June 2008 federal funds rate ranging from 3.14 percent to 7.14 percent.
We simultaneously measure the impact of a parallel and nonparallel shift in rates on each of our interest rate scenarios. A parallel shift would, as the term implies, shift all points on the yield curve by the same increments. For example, by the twelfth month in our policy measurement period, short-term rates such as the federal funds rate would increase by 200 basis points over the “market forward rate,” while longer term rates such as the 10-year treasury note rate and 30-year treasury note rate would increase by 200 basis points as well. A nonparallel shift would consist of a 200 basis point increase in short-term rates, while long-term rates would increase by a different amount. A rate shift in which short-term rates rise to a greater degree than long-term rates is referred to as a “flattening” of the yield curve. Conversely long-term rates rising to a greater degree than short-term rates would lead to a steepening of the yield curve.
The impact of a nonparallel shift in rates depends on the types of assets in which funds are invested and the shape of the yield curve implicit in the “market forward rate” scenario. At June 30, 2007, the spread between the 10-year treasury note rate and the federal funds rate was inverted at a negative 28 basis points, which is considerably different from the long-term average spread of a positive 116 basis points. While we still believe further inversion is possible, and we will continue to measure the impact of a nonparallel shift in rates, we feel the risk of earnings volatility due to further inversion has somewhat subsided.
Considering the balance of risks for 2007, we are focused primarily on managing the value created through our expanded deposit base as we protect the net interest margin against the pressures of higher short-term rates, and relative to prior years, a flatter yield curve. We expect to rely on our large base of low-cost core deposits as well as diverse wholesale sources to fund incremental investments in loans and securities. The characteristics of the loans we add will prompt different strategies. Fixed rate loans, for example, diminish the need to buy discretionary investments, so if more fixed rate loans were added to our loan portfolio, we would likely allow existing discretionary investments to mature or we would liquidate them. If more variable rate loans were added to our loan portfolio, we would likely allow fixed rate securities to mature or we would liquidate them, and then add new derivatives that, in effect, would convert the incremental variable rate loans to fixed rate loans. For example, Golden West option ARMs, despite being a monthly floating rate product, reprice on an index that generally lags changes in short-term rates. A portion of these option ARMs is funded with short-term floating rate notes, which together create a profile that is liability-sensitive as measured under our earnings sensitivity analysis. Therefore, in advance of the Golden West merger, we reduced the size of our fixed rate exposure in residential mortgage-backed securities and commercial mortgage-backed securities to help achieve the desired interest rate risk profile for the combined company.
Earnings Sensitivity The Policy Period Sensitivity Measurement table provides a summary of our interest rate sensitivity measurements.
The June 2007 forward rate expectations imply a low probability that the federal funds rate will decline 25 basis points by the end of the policy period in June 2008. If this occurs, the spread between the 10-year treasury note rate and the federal funds rate would migrate from a negative 28 basis points of slope as of June 30, 2007, to a less inverted yield curve of a negative 18 basis points of slope by June 2008. Because it is unlikely under this scenario that federal fund rates would rise an additional 200 basis points in parallel, our high rate sensitivity to the “market forward rate” scenario is measured using three different yield curve shapes. These yield curves are constructed to represent the more likely range of yield curve shapes that may prevail in an environment where short-term rates rise 200 basis points above current market expectations. The reported high rate sensitivity is a composite of these three scenarios.

Policy Period	Actual	Implied
Sensitivity Measurement	Fed Funds	Fed Funds	Percent
	Rate at	Rate at	Earnings
	July 2007	June 2008	Sensitivity

Market Forward Rate Scenarios (a)	5.25%	5.14	—
High Rate Composite		7.14	(1.20)
Low Rate		3.14	4.00

(a)	Assumes base federal funds rate mirrors market expectations.
In July 2007, our earnings simulation model indicated earnings would be negatively affected by 1.2 percent in a “high rate composite” scenario relative to the “market forward rate” over the policy period. Additionally, we measure a scenario where short-term rates gradually decline 200 basis points over a 12-month period while the longer-term 10-year treasury note rate and the 30-year treasury note rate each decline by less than 200 basis points relative to the “market forward rate” scenario. The model indicates earnings would be positively affected by 4.0 percent in this scenario. These percentages are for a full year, but may be higher or lower in individual reporting periods.
While our interest rate sensitivity modeling assumes management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, we formulate strategies aimed at protecting earnings from the potentially negative effects of changes in interest rates.
Accounting and Regulatory Matters
The following information addresses significant new accounting and regulatory developments that will affect us, as well as new or proposed legislation that will continue to have a significant impact on our industry.

Fair Value In September 2006, the FASB issued SFAS 157, Fair Value Measurement (SFAS 157), which establishes a framework for measuring fair value under U.S. GAAP, expands disclosures about fair value measurement and provides new income recognition criteria for certain derivative contracts. SFAS 157 does not establish any new fair value measurements itself; rather it defines fair value for other accounting standards that require the use of fair value for recognition or disclosure. In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits companies to elect to carry certain financial instruments at fair value with corresponding changes in fair value reported in the results of operations. The election to carry an instrument at fair value is made at the individual contract level and can be made only at origination or inception of the instrument, or upon the occurrence of an event that results in a new basis of accounting. The election is irrevocable.
Both SFAS 157 and SFAS 159 are effective on January 1, 2008, with early adoption permitted on January 1, 2007. We will adopt these standards on January 1, 2008, and are currently assessing the impact of adoption on our consolidated financial position and results of operations. The effect of adopting SFAS 157 will be recorded either directly to first quarter 2008 results of operations or as the cumulative effect of a change in accounting principle through an adjustment to beginning retained earnings on January 1, 2008, depending on the nature of the financial instrument to which the new fair value measurement is being applied. The transition adjustment for SFAS 159 will be recorded as the cumulative effect of a change in accounting principle through an adjustment to beginning retained earnings on January 1, 2008.
Investment Company SOP In May 2007, the Accounting Standards Executive Committee of the AICPA issued Statement of Position (SOP) 07-1, Clarification of the Scope of the Audit and Accounting Guide ‘Investment Companies’ and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies. This new standard provides guidance for determining whether an entity is an “investment company”, as defined, and whether the specialized industry accounting principles for investment companies should be retained in the consolidated financial statements of the parent or of an equity method investor.
SOP 07-1 is effective on January 1, 2008. We will adopt the SOP concurrent with the adoption of SFAS 157 and 159, and we do not expect that adoption of the SOP will have a material impact on our financial position or results of operations.
Netting of Cash Collateral In April 2007, the FASB issued FASB Staff Position (FSP) No. FIN 39-1, Amendment of FASB Interpretation No. 39, which expands the scope of FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts (FIN 39), to permit netting of the fair value asset recognized for a derivative instrument against the related liability for the obligation to return cash collateral, or netting of the fair value liability recognized for a derivative instrument against the related asset for the right to reclaim cash collateral, in situations where the FIN 39 netting criteria are met. This FSP is effective on January 1, 2008, with early adoption permitted.
The effect of adopting this FSP will be recorded as a change in accounting principle through retrospective application to all periods presented. We do not expect that the adoption of this standard will have a material effect on our financial position or results of operations. We are currently evaluating when we will adopt this standard.
Transfers of Financial Assets The FASB has an ongoing project addressing the accounting for the transfer of financial instruments and retention of an interest in such financial instruments, which may result in an amendment to SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (SFAS 140). This amendment may revise or clarify the criteria for derecognition of financial assets after a transfer and may address the permitted activities of a qualifying special purpose entity. Such an amendment or other form of clarifying guidance may result in changes to the structure of and/or the accounting for transactions subject to SFAS 140. We cannot at this time predict with certainty whether any guidance will be issued or what the transition provisions for implementation would be.
Regulatory Matters Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our consolidated financial position or results of operations. For a more detailed description of the laws and regulations governing our business operations, please see our 2006 Annual Report on Form 10-K.
In June 2004, the Basel Committee on Bank Supervision published new international guidelines for determining regulatory capital that are designed to be more risk sensitive than the current framework. In the fourth quarter of 2006, the U.S. regulatory agencies published a joint Notice of Proposed Rulemaking (NPR) for Basel II that represents the U.S. version of the international guidelines. Under the NPR, we must develop an implementation plan within six months of the effective date of the final rule with the transitional period for capital calculation to begin within 36 months of the effective date of the final rule. Regulatory efforts in the U.S. for Basel II have experienced continued timing delays, and the date of a final rule remains unknown. The NPR currently proposes to make 2008 the first possible year for a bank to conduct its parallel run (the first step towards Basel II implementation) for measuring regulatory capital under the new regulatory capital rules and the existing general risk-based capital rules. The NPR also proposes 2009 through 2011 as the first possible years for the transitional periods. We have established necessary project management infrastructure and funding to ensure we will fully comply with the new regulations.

Table 1
EXPLANATION OF OUR USE OF NON-GAAP FINANCIAL MEASURES

     In addition to the results of operations presented in accordance with U.S. generally accepted accounting principles (GAAP), our management uses certain non-GAAP financial measures such as expenses excluding merger-related and restructuring expenses; the dividend payout ratio on a basis that excludes other intangible amortization, merger-related and restructuring expenses, discontinued operations and the cumulative effect of a change in accounting principle; and net interest income on a tax-equivalent basis.
     We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance and our business and performance trends, and they facilitate comparisons with the performance of others in the financial services industry. Specifically, we believe the exclusion of merger-related and restructuring expenses permits evaluation and comparison of results for ongoing business operations, and it is on this basis that our management internally assesses our performance. Those non-operating items also are excluded from our segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. For additional information related to segment performance, see the Business Segments section and the Business Segments footnote to Notes to Consolidated Financial Statements. This report contains information relating to estimates of our future expenses excluding merger-related and restructuring expenses. The amount and timing of those future merger-related and restructuring expenses, however, are not estimable until such expenses actually occur, and therefore, reconciliation information relating to those future expenses and GAAP expenses has not been provided.
     In addition, because of the significant amount of deposit base intangible amortization, we believe the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial service firms. Also, our management makes recommendations to our board of directors about dividend payments based on reported earnings excluding other intangible amortization, merger-related and restructuring expenses, discontinued operations and the cumulative effect of a change in accounting principle and has communicated certain dividend payout ratio goals to investors on this basis. We believe this dividend payout ratio is useful to investors because it provides investors with a better understanding of and permits investors to monitor our dividend payout policy.
     This report also includes net interest income on a tax-equivalent basis. We believe the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.
     Although we believe the above mentioned non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP is presented below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,

(In millions, except per share data)	2007	2006	2007	2006

Net interest income (GAAP)	$4,421	3,641	8,881	7,131
Tax-equivalent adjustment	39	34	76	83

Net interest income (Tax-equivalent)	$4,460	3,675	8,957	7,214

DIVIDEND PAYOUT RATIOS ON COMMON SHARES
Diluted earnings per common share (GAAP)	$1.22	1.17	2.42	2.26
Other intangible amortization	0.04	0.04	0.07	0.07
Merger-related and restructuring expenses	0.01	0.01	0.01	0.04

Earnings per share (a)	$1.27	1.22	2.50	2.37

Dividends paid per common share	$0.56	0.51	1.12	1.02
Dividend payout ratios (GAAP) (b)	45.90%	43.59	46.28	45.13
Dividend payout ratios (a) (b)	44.09%	41.80	44.80	43.04

(a)	Excludes other intangible amortization, and merger-related and restructuring expenses.

(b)	Dividend payout ratios are determined by dividing dividends per common share by earnings per common share.

Table 2
SELECTED STATISTICAL DATA

	2007		2006

	Second	First	Fourth	Third	Second
(Dollars in millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

PROFITABILITY
Return on average common stockholders’ equity	13.54%	13.47	13.09	14.85	15.41
Net interest margin (a)	2.92	3.01	3.09	3.03	3.18
Fee and other income as % of total revenue	48.70	45.41	46.32	49.20	49.37
Effective income tax rate	32.78%	30.22	31.74	31.71	33.05

ASSET QUALITY
Allowance for loan losses as % of loans, net	0.79%	0.80	0.80	1.03	1.07
Allowance for loan losses as % of nonperforming assets (b)	164	194	246	396	421
Allowance for credit losses as % of loans, net	0.83	0.84	0.84	1.09	1.13
Net charge-offs as % of average loans, net	0.14	0.15	0.14	0.16	0.08
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.47%	0.40	0.32	0.26	0.25

CAPITAL ADEQUACY
Tier 1 capital ratio	7.47%	7.35	7.42	7.74	7.81
Total capital ratio	11.46	11.41	11.33	11.47	11.42
Leverage	6.23	6.08	6.01	6.60	6.57
Tangible capital ratio	4.27	4.41	4.45	4.91	4.52
Tangible capital ratio (c)	4.72%	4.68	4.75	5.09	4.96

OTHER DATA
FTE employees	110,493	110,369	109,460	97,060	97,316
Total financial centers/brokerage offices	4,135	4,167	4,126	3,870	3,847
ATMs	5,099	5,146	5,212	5,163	5,134
Actual common shares (In millions)	1,903	1,913	1,904	1,581	1,589
Common stock price	$51.25	55.05	56.95	55.80	54.08
Market capitalization	$97,530	105,330	108,443	88,231	85,960

(a)	Tax-equivalent.

(b)	These ratios do not include nonperforming loans included in loans held for sale.

(c)	These ratios exclude the effect on tangible capital of the unamortized gains and losses under employee benefit plans, the unrealized gains and losses on available for sale securities, certain risk management derivatives and the pension accounting adjustments to stockholders’ equity.

Table 3
SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA

	2007			2006

	Second		First	Fourth	Third	Second
(In millions, except per share data)	Quarter		Quarter	Quarter	Quarter	Quarter

SUMMARIES OF INCOME
Interest income	$10,361		10,148	10,370	7,784	7,404
Tax-equivalent adjustment	39		37	35	37	34

Interest income (a)	10,400		10,185	10,405	7,821	7,438
Interest expense	5,940		5,688	5,793	4,243	3,763

Net interest income (a)	4,460		4,497	4,612	3,578	3,675
Provision for credit losses	179		177	206	108	59

Net interest income after provision for credit losses (a)	4,281		4,320	4,406	3,470	3,616
Securities gains	23		53	47	94	25
Fee and other income	4,211		3,688	3,933	3,371	3,558
Merger-related and restructuring expenses	32		10	49	38	24
Other noninterest expense	4,824		4,578	4,882	4,007	4,237
Minority interest in income of consolidated subsidiaries	139		136	125	104	90

Income from continuing operations before income taxes (a)	3,520		3,337	3,330	2,786	2,848
Income taxes	1,140		998	1,040	872	929
Tax-equivalent adjustment	39		37	35	37	34

Income from continuing operations	2,341		2,302	2,255	1,877	1,885
Discontinued operations, net of income taxes	-		-	46	-	-

Net income	$2,341		2,302	2,301	1,877	1,885

PER COMMON SHARE DATA
Basic earnings
Income from continuing operations	$1.24		1.22	1.20	1.19	1.19
Net income	1.24		1.22	1.22	1.19	1.19
Diluted earnings
Income from continuing operations	1.22		1.20	1.18	1.17	1.17
Net income	1.22		1.20	1.20	1.17	1.17
Cash dividends	$0.56		0.56	0.56	0.56	0.51
Average common shares — Basic	1,891		1,894	1,889	1,573	1,585
Average common shares — Diluted	1,919		1,925	1,922	1,600	1,613
Average common stockholders’ equity
Quarter-to-date	$69,317		69,320	69,725	50,143	49,063
Year-to-date	69,318		69,320	54,263	49,052	48,498
Book value per common share	36.40		36.47	36.61	32.37	30.75
Common stock price High	56.81		58.77	57.49	56.67	59.85
Low	51.25		53.88	53.37	52.40	52.03
Period-end	$51.25		55.05	56.95	55.80	54.08
To earnings ratio (b)	10.70	X	11.61	12.30	12.35	12.26
To book value	141%		151	156	172	176
BALANCE SHEET DATA
Assets	$719,922		706,406	707,121	559,922	553,614
Long-term debt	$142,047		142,334	138,594	86,419	74,627

(a)	Tax-equivalent.

(b)	Based on diluted earnings per common share.

Table 4
MERGER-RELATED AND RESTRUCTURING EXPENSES

Six
Months
Ended
June 30,
(In millions)	2007

Wachovia/Golden West	$22
Wachovia/Westcorp	17
Wachovia/SouthTrust	(2)
Other	5

Total merger-related and restructuring expenses	$42

Table 5 BUSINESS SEGMENTS (a)

	2007		2006

	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

GENERAL BANK COMBINED (b)
Net interest income (c)	$3,686	3,706	3,763	2,817	2,777
Fee and other income	975	876	964	892	842
Intersegment revenue	56	48	58	48	48

Total revenue (c)	4,717	4,630	4,785	3,757	3,667
Provision for credit losses	164	162	146	122	95
Noninterest expense	2,093	2,028	1,994	1,677	1,737
Income taxes	887	880	956	703	660
Tax-equivalent adjustment	10	11	10	11	10

Segment earnings	$1,563	1,549	1,679	1,244	1,165

Economic profit	$1,164	1,168	1,295	980	893
Risk adjusted return on capital	47.04%	48.44	52.23	57.34	54.56
Economic capital, average	$12,959	12,650	12,461	8,391	8,219
Cash overhead efficiency ratio (c)	44.36%	43.80	41.68	44.61	47.39
Lending commitments	$149,712	144,737	139,356	127,812	120,622
Average loans, net	331,042	326,878	324,239	196,450	191,815
Average core deposits	$298,827	292,046	288,248	216,365	214,517
FTE employees	58,239	57,286	56,619	45,371	45,100

COMMERCIAL
Net interest income (c)	$1,124	1,092	1,116	1,095	1,071
Fee and other income	130	128	126	120	117
Intersegment revenue	40	36	47	36	35

Total revenue (c)	1,294	1,256	1,289	1,251	1,223
Provision for credit losses	99	102	90	75	57
Noninterest expense	405	412	400	376	397
Income taxes	279	260	280	282	271
Tax-equivalent adjustment	10	11	11	10	10

Segment earnings	$501	471	508	508	488

Economic profit	$317	302	335	333	306
Risk adjusted return on capital	33.70%	34.07	36.58	37.03	35.98
Economic capital, average	$5,594	5,310	5,203	5,067	4,913
Cash overhead efficiency ratio (c)	31.36%	32.79	31.07	30.03	32.48
Average loans, net	$111,562	108,403	105,725	103,508	100,922
Average core deposits	$47,676	48,152	48,834	47,288	46,948

RETAIL AND SMALL BUSINESS
Net interest income (c)	$2,562	2,614	2,647	1,722	1,706
Fee and other income	845	748	838	772	725
Intersegment revenue	16	12	11	12	13

Total revenue (c)	3,423	3,374	3,496	2,506	2,444
Provision for credit losses	65	60	56	47	38
Noninterest expense	1,688	1,616	1,594	1,301	1,340
Income taxes	608	620	676	421	389
Tax-equivalent adjustment	-	-	(1)	1	-

Segment earnings	$1,062	1,078	1,171	736	677

Economic profit	$847	866	960	647	587
Risk adjusted return on capital	57.17%	58.84	63.44	88.31	82.16
Economic capital, average	$7,365	7,340	7,258	3,324	3,306
Cash overhead efficiency ratio (c)	49.28%	47.90	45.59	51.90	54.83
Average loans, net	$219,480	218,475	218,514	92,942	90,893
Average core deposits	$251,151	243,894	239,414	169,077	167,569

(a)	Certain amounts presented in this Table 5 in periods prior to the second quarter of 2007 have been reclassified to conform to the presentation in the second quarter of 2007.

(b)	General Bank Combined represents the consolidation of the General Bank’s Commercial, and Retail and Small Business lines of business.

(c)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2007		2006

	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

WEALTH MANAGEMENT
Net interest income (a)	$149	146	149	148	149
Fee and other income	201	195	199	197	194
Intersegment revenue	2	1	3	1	1

Total revenue (a)	352	342	351	346	344
Provision for credit losses	1	-	-	-	2
Noninterest expense	238	240	236	234	249
Income taxes	41	37	42	41	34
Tax-equivalent adjustment	-	-	-	-	-

Segment earnings	$72	65	73	71	59

Economic profit	$51	46	53	51	42
Risk adjusted return on capital	46.08%	44.16	47.95	47.03	40.86
Economic capital, average	$587	564	571	565	561
Cash overhead efficiency ratio (a)	67.90%	70.01	67.29	67.80	72.23
Lending commitments	$6,892	6,686	6,504	6,481	6,285
Average loans, net	17,666	17,079	16,681	16,365	15,922
Average core deposits	$14,097	14,248	14,387	13,847	14,270
FTE employees	4,305	4,384	4,466	4,522	4,719

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2007		2006
	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORPORATE AND INVESTMENT BANK
COMBINED (a)
Net interest income (b)	$511	455	514	451	470
Fee and other income	1,500	1,089	1,356	993	1,218
Intersegment revenue	(48)	(42)	(56)	(43)	(42)

Total revenue (b)	1,963	1,502	1,814	1,401	1,646
Provision for credit losses	(4)	-	5	(5)	(33)
Noninterest expense	1,024	903	999	798	887
Income taxes	333	209	285	213	280
Tax-equivalent adjustment	11	10	11	9	9

Segment earnings	$599	380	514	386	503

Economic profit	$361	160	291	168	277
Risk adjusted return on capital	30.29%	20.14	27.21	20.96	28.04
Economic capital, average	$7,508	7,101	7,122	6,710	6,501
Cash overhead efficiency ratio (b)	52.16%	60.13	55.09	56.94	53.85
Lending commitments	$111,439	106,578	107,155	102,698	106,105
Average loans, net	43,426	40,954	41,085	39,823	37,756
Average core deposits	$31,527	29,080	27,148	26,378	26,492
FTE employees	6,170	5,956	6,031	6,040	6,219

CORPORATE LENDING
Net interest income (b)	$157	154	151	148	165
Fee and other income	137	122	124	114	113
Intersegment revenue	7	6	6	8	7

Total revenue (b)	301	282	281	270	285
Provision for credit losses	(4)	-	1	(5)	(33)
Noninterest expense	112	114	113	94	103
Income taxes	70	61	61	66	80
Tax-equivalent adjustment	-	-	-	-	-

Segment earnings	$123	107	106	115	135

Economic profit	$2	(8)	(15)	(8)	(1)
Risk adjusted return on capital	11.22%	10.05	9.36	10.08	10.90
Economic capital, average	$3,554	3,498	3,640	3,568	3,497
Cash overhead efficiency ratio (b)	37.04%	40.45	40.24	34.72	36.30
Average loans, net	$25,162	25,183	25,613	25,909	25,301
Average core deposits	$146	147	164	146	136

(a) Corporate and Investment Bank Combined represents the consolidation of the Corporate and Investment Bank’s Corporate Lending, Treasury and International Trade Finance, and Investment Banking lines of business.
(b) Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2007		2006
	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

TREASURY AND INTERNATIONAL
TRADE FINANCE
Net interest income (b)	$98	90	103	98	98
Fee and other income	197	194	194	199	200
Intersegment revenue	(34)	(33)	(33)	(33)	(32)

Total revenue (b)	261	251	264	264	266
Provision for credit losses	-	-	-	-	-
Noninterest expense	179	179	175	164	178
Income taxes	30	26	33	36	32
Tax-equivalent adjustment	-	-	-	-	-

Segment earnings	$52	46	56	64	56

Economic profit	$39	33	43	51	43
Risk adjusted return on capital	48.30%	43.39	50.60	59.72	52.70
Economic capital, average	$416	416	427	413	413
Cash overhead efficiency ratio (b)	68.65%	71.17	66.42	61.83	66.74
Average loans, net	$9,513	8,255	8,060	7,789	7,273
Average core deposits	$20,845	19,723	17,982	17,698	17,081

INVESTMENT BANKING
Net interest income (b)	$256	211	260	205	207
Fee and other income	1,166	773	1,038	680	905
Intersegment revenue	(21)	(15)	(29)	(18)	(17)

Total revenue (b)	1,401	969	1,269	867	1,095
Provision for credit losses	-	-	4	-	-
Noninterest expense	733	610	711	540	606
Income taxes	233	122	191	111	168
Tax-equivalent adjustment	11	10	11	9	9

Segment earnings	$424	227	352	207	312

Economic profit	$320	135	263	125	235
Risk adjusted return on capital	47.32%	28.19	45.21	29.31	47.24
Economic capital, average	$3,538	3,187	3,055	2,729	2,591
Cash overhead efficiency ratio (b)	52.34%	63.00	56.02	62.32	55.28
Average loans, net	$8,751	7,516	7,412	6,125	5,182
Average core deposits	$10,536	9,210	9,002	8,534	9,275

(Continued)

Table 5
BUSINESS SEGMENTS

	2007		2006
	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CAPITAL MANAGEMENT COMBINED (a)
Net interest income (b)	$263	262	258	253	267
Fee and other income	1,502	1,444	1,340	1,217	1,211
Intersegment revenue	(11)	(8)	(8)	(8)	(9)

Total revenue (b)	1,754	1,698	1,590	1,462	1,469
Provision for credit losses	-	-	-	-	-
Noninterest expense	1,296	1,236	1,200	1,097	1,118
Income taxes	167	169	143	133	127
Tax-equivalent adjustment	-	-	-	-	1

Segment earnings	$291	293	247	232	223

Economic profit	$247	250	205	193	183
Risk adjusted return on capital	72.30%	74.59	65.03	65.30	62.38
Economic capital, average	$1,615	1,593	1,506	1,412	1,430
Cash overhead efficiency ratio (b)	73.86%	72.80	75.53	74.98	76.15
Lending commitments	$1,072	892	803	831	809
Average loans, net	1,663	1,554	1,419	1,235	1,039
Average core deposits	$31,221	31,683	30,100	30,114	31,827
FTE employees	17,916	17,713	17,523	17,297	17,250
Assets under management	$281,462	314,551	278,854	252,761	240,113

ASSET MANAGEMENT
Net interest income (b)	$6	3	2	2	2
Fee and other income	314	274	245	229	220
Intersegment revenue	-	-	-	-	(1)

Total revenue (b)	320	277	247	231	221
Provision for credit losses	-	-	-	-	-
Noninterest expense	235	231	208	197	188
Income taxes	31	17	15	11	12
Tax-equivalent adjustment	-	-	-	-	-

Segment earnings	$54	29	24	23	21

Economic profit	$47	22	19	16	16
Risk adjusted return on capital	82.15%	46.66	44.64	42.20	42.26
Economic capital, average	$263	250	220	208	201
Cash overhead efficiency ratio (b)	73.47%	83.65	84.23	84.91	84.96
Average loans, net	$17	33	20	25	13
Average core deposits	$364	278	251	248	245

(a) Capital Management Combined represents the consolidation of Capital Management’s Asset Management, Retail Brokerage Services, and Other, which primarily serves to eliminate intersegment revenue.
(b) Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2007		2006
	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

RETAIL BROKERAGE SERVICES
Net interest income (b)	$256	259	256	251	264
Fee and other income	1,191	1,172	1,097	990	994
Intersegment revenue	(11)	(8)	(8)	(7)	(8)

Total revenue (b)	1,436	1,423	1,345	1,234	1,250
Provision for credit losses	-	-	-	-	-
Noninterest expense	1,065	1,010	996	904	935
Income taxes	135	151	127	123	113
Tax-equivalent adjustment	-	-	-	-	1

Segment earnings	$236	262	222	207	201

Economic profit	$199	226	185	175	166
Risk adjusted return on capital	69.99%	79.22	68.04	68.83	65.26
Economic capital, average	$1,352	1,343	1,286	1,204	1,229
Cash overhead efficiency ratio (b)	74.14%	70.94	74.15	73.33	74.79
Average loans, net	$1,646	1,521	1,399	1,210	1,026
Average core deposits	$30,857	31,405	29,849	29,866	31,582

OTHER
Net interest income (b)	$1	-	-	-	1
Fee and other income	(3)	(2)	(2)	(2)	(3)
Intersegment revenue	-	-	-	(1)	-

Total revenue (b)	(2)	(2)	(2)	(3)	(2)
Provision for credit losses	-	-	-	-	-
Noninterest expense	(4)	(5)	(4)	(4)	(5)
Income taxes	1	1	1	(1)	2
Tax-equivalent adjustment	-	-	-	-	-

Segment earnings	$1	2	1	2	1

Economic profit	$1	2	1	2	1
Risk adjusted return on capital	-%	-	-	-	-
Economic capital, average	$-	-	-	-	-
Cash overhead efficiency ratio (b)	-%	-	-	-	-
Average loans, net	$-	-	-	-	-
Average core deposits	$-	-	-	-	-

(Continued)

Table 5
BUSINESS SEGMENTS

	2007			2006
	Second		First	Fourth	Third	Second
(Dollars in millions)	Quarter		Quarter	Quarter	Quarter	Quarter

PARENT
Net interest income (a)	$(149)		(72)	(72)	(91)	12
Fee and other income	56		137	121	166	118
Intersegment revenue	1		1	3	2	2

Total revenue (a)	(92)		66	52	77	132
Provision for credit losses	18		15	55	(9)	(5)
Noninterest expense	173		171	453	201	246
Minority interest	139		136	124	104	89
Income tax benefits	(276)		(293)	(365)	(205)	(162)
Tax-equivalent adjustment	18		16	14	17	14

Segment earnings (loss)	$(164)		21	(229)	(31)	(50)

Economic profit	$(154)		35	(201)	(64)	(75)
Risk adjusted return on capital	(16.17	) %	16.85	(16.37)	2.30	0.66
Economic capital, average	$2,271		2,417	2,921	2,963	2,884
Cash overhead efficiency ratio (a)	(72.88	) %	81.38	588.26	145.92	111.97
Lending commitments	$626		610	597	472	473
Average loans, net	27,460		28,796	29,137	27,237	28,733
Average core deposits	$2,824		2,213	2,544	4,523	4,532
FTE employees	23,863		25,030	24,821	23,830	24,028

(a) Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Three Months Ended June 30, 2007
						Net Merger-
			Corporate			Related
			and			and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$3,686	149	511	263	(149)	(39)	4,421
Fee and other income	975	201	1,500	1,502	56	-	4,234
Intersegment revenue	56	2	(48)	(11)	1	-	-

Total revenue (a)	4,717	352	1,963	1,754	(92)	(39)	8,655
Provision for credit losses	164	1	(4)	-	18	-	179
Noninterest expense	2,093	238	1,024	1,296	173	32	4,856
Minority interest	-	-	-	-	139	-	139
Income taxes (benefits)	887	41	333	167	(276)	(12)	1,140
Tax-equivalent adjustment	10	-	11	-	18	(39)	-

Net income (loss)	$1,563	72	599	291	(164)	(20)	2,341

Economic profit	$1,164	51	361	247	(154)	-	1,669
Risk adjusted return on capital	47.04%	46.08	30.29	72.30	(16.17)	-	37.85
Economic capital, average	$12,959	587	7,508	1,615	2,271	-	24,940
Cash overhead efficiency ratio (a)	44.36%	67.90	52.16	73.86	(72.88)	-	54.29
Lending commitments	$149,712	6,892	111,439	1,072	626	-	269,741
Average loans, net	331,042	17,666	43,426	1,663	27,460	-	421,257
Average core deposits	$298,827	14,097	31,527	31,221	2,824	-	378,496
FTE employees	58,239	4,305	6,170	17,916	23,863	-	110,493

	Three Months Ended June 30, 2006
						Net Merger-
			Corporate			Related
			and			and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$2,777	149	470	267	12	(34)	3,641
Fee and other income	842	194	1,218	1,211	118	-	3,583
Intersegment revenue	48	1	(42)	(9)	2	-	-

Total revenue (a)	3,667	344	1,646	1,469	132	(34)	7,224
Provision for credit losses	95	2	(33)	-	(5)	-	59
Noninterest expense	1,737	249	887	1,118	246	24	4,261
Minority interest	-	-	-	-	89	1	90
Income taxes (benefits)	660	34	280	127	(162)	(10)	929
Tax-equivalent adjustment	10	-	9	1	14	(34)	-

Net income (loss)	$1,165	59	503	223	(50)	(15)	1,885

Economic profit	$893	42	277	183	(75)	-	1,320
Risk adjusted return on capital	54.56%	40.86	28.04	62.38	0.66	-	38.01
Economic capital, average	$8,219	561	6,501	1,430	2,884	-	19,595
Cash overhead efficiency ratio (a)	47.39%	72.23	53.85	76.15	111.97	-	57.03
Lending commitments	$120,622	6,285	106,105	809	473	-	234,294
Average loans, net	191,815	15,922	37,756	1,039	28,733	-	275,265
Average core deposits	$214,517	14,270	26,492	31,827	4,532	-	291,638
FTE employees	45,100	4,719	6,219	17,250	24,028	-	97,316

(a) Tax-equivalent.
(b) The tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.
(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2007	2006

GENERAL BANK COMBINED (a)
Net interest income (b)	$7,392	5,307
Fee and other income	1,851	1,707
Intersegment revenue	104	91

Total revenue (b)	9,347	7,105
Provision for credit losses	326	157
Noninterest expense	4,121	3,394
Income taxes	1,767	1,277
Tax-equivalent adjustment	21	21

Segment earnings	$3,112	2,256

Economic profit	$2,332	1,742
Risk adjusted return on capital	47.73%	56.23
Economic capital, average	$12,805	7,767
Cash overhead efficiency ratio (b)	44.09%	47.78
Lending commitments	$149,712	120,622
Average loans, net	328,971	184,708
Average core deposits	$295,455	212,771
FTE employees	58,239	45,100

COMMERCIAL
Net interest income (b)	$2,216	1,943
Fee and other income	258	230
Intersegment revenue	76	65

Total revenue (b)	2,550	2,238
Provision for credit losses	201	79
Noninterest expense	817	754
Income taxes	539	492
Tax-equivalent adjustment	21	21

Segment earnings	$972	892

Economic profit	$619	556
Risk adjusted return on capital	33.88%	36.15
Economic capital, average	$5,452	4,460
Cash overhead efficiency ratio (b)	32.07%	33.70
Average loans, net	$109,991	94,813
Average core deposits	$47,913	47,337

RETAIL AND SMALL BUSINESS
Net interest income (b)	$5,176	3,364
Fee and other income	1,593	1,477
Intersegment revenue	28	26

Total revenue (b)	6,797	4,867
Provision for credit losses	125	78
Noninterest expense	3,304	2,640
Income taxes	1,228	785
Tax-equivalent adjustment	-	-

Segment earnings	$2,140	1,364

Economic profit	$1,713	1,186
Risk adjusted return on capital	58.00%	83.31
Economic capital, average	$7,353	3,307
Cash overhead efficiency ratio (b)	48.60%	54.26
Average loans, net	$218,980	89,895
Average core deposits	$247,542	165,434

(a) General Bank Combined represents the consolidation of the General Bank’s Commercial, and Retail and Small Business lines of business.
(b) Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2007	2006

WEALTH MANAGEMENT
Net interest income (a)	$295	298
Fee and other income	396	382
Intersegment revenue	3	2

Total revenue (a)	694	682
Provision for credit losses	1	2
Noninterest expense	478	496
Income taxes	78	67
Tax-equivalent adjustment	-	-

Segment earnings	$137	117

Economic profit	$97	81
Risk adjusted return on capital	45.15%	40.30
Economic capital, average	$575	557
Cash overhead efficiency ratio (a)	68.94%	72.66
Lending commitments	$6,892	6,285
Average loans, net	17,374	15,715
Average core deposits	$14,172	14,448
FTE employees	4,305	4,719

(a) Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2007	2006

CORPORATE AND INVESTMENT BANK COMBINED (a)
Net interest income (b)	$966	934
Fee and other income	2,589	2,461
Intersegment revenue	(90)	(79)

Total revenue (b)	3,465	3,316
Provision for credit losses	(4)	(32)
Noninterest expense	1,927	1,780
Income taxes	542	541
Tax-equivalent adjustment	21	31

Segment earnings	$979	996

Economic profit	$521	579
Risk adjusted return on capital	25.38%	29.57
Economic capital, average	$7,305	6,286
Cash overhead efficiency ratio (b)	55.61%	53.67
Lending commitments	$111,439	106,105
Average loans, net	42,197	37,327
Average core deposits	$30,310	26,105
FTE employees	6,170	6,219

CORPORATE LENDING
Net interest income (b)	$311	311
Fee and other income	259	274
Intersegment revenue	13	14

Total revenue (b)	583	599
Provision for credit losses	(4)	(32)
Noninterest expense	226	205
Income taxes	131	156
Tax-equivalent adjustment	-	-

Segment earnings	$230	270

Economic profit	$(6)	29
Risk adjusted return on capital	10.65%	12.75
Economic capital, average	$3,526	3,332
Cash overhead efficiency ratio (b)	38.69%	34.25
Average loans, net	$25,172	25,006
Average core deposits	$147	145

(a) Corporate and Investment Bank Combined represents the consolidation of the Corporate and Investment Bank’s Corporate Lending, Treasury and International Trade Finance, and Investment Banking lines of business.
(b) Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2007	2006

TREASURY AND INTERNATIONAL TRADE FINANCE
Net interest income (b)	$188	190
Fee and other income	391	393
Intersegment revenue	(67)	(62)

Total revenue (b)	512	521
Provision for credit losses	-	-
Noninterest expense	358	351
Income taxes	56	62
Tax-equivalent adjustment	-	-

Segment earnings	$98	108

Economic profit	$72	80
Risk adjusted return on capital	45.86%	49.00
Economic capital, average	$416	426
Cash overhead efficiency ratio (b)	69.89%	67.40
Average loans, net	$8,888	7,195
Average core deposits	$20,287	16,830

INVESTMENT BANKING
Net interest income (b)	$467	433
Fee and other income	1,939	1,794
Intersegment revenue	(36)	(31)

Total revenue (b)	2,370	2,196
Provision for credit losses	-	-
Noninterest expense	1,343	1,224
Income taxes	355	323
Tax-equivalent adjustment	21	31

Segment earnings	$651	618

Economic profit	$455	470
Risk adjusted return on capital	38.31%	48.46
Economic capital, average	$3,363	2,528
Cash overhead efficiency ratio (b)	56.69%	55.72
Average loans, net	$8,137	5,126
Average core deposits	$9,876	9,130

(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2007	2006

CAPITAL MANAGEMENT COMBINED (a)
Net interest income (b)	$525	523
Fee and other income	2,946	2,427
Intersegment revenue	(19)	(17)

Total revenue (b)	3,452	2,933
Provision for credit losses	-	-
Noninterest expense	2,532	2,253
Income taxes	336	247
Tax-equivalent adjustment	-	1

Segment earnings	$584	432

Economic profit	$497	353
Risk adjusted return on capital	73.43%	60.40
Economic capital, average	$1,604	1,441
Cash overhead efficiency ratio (b)	73.34%	76.82
Lending commitments	$1,072	809
Average loans, net	1,609	948
Average core deposits	$31,450	32,700
FTE employees	17,916	17,250
Assets under management	$281,462	240,113

ASSET MANAGEMENT
Net interest income (b)	$9	4
Fee and other income	588	427
Intersegment revenue	-	(1)

Total revenue (b)	597	430
Provision for credit losses	-	-
Noninterest expense	466	366
Income taxes	48	24
Tax-equivalent adjustment	-	-

Segment earnings	$83	40

Economic profit	$69	30
Risk adjusted return on capital	64.96%	41.19
Economic capital, average	$256	198
Cash overhead efficiency ratio (b)	78.19%	85.20
Average loans, net	$25	20
Average core deposits	$321	251

(a) Capital Management Combined represents the consolidation of Capital Management’s Asset Management, Retail Brokerage Services, and Other, which primarily serves to eliminate intersegment revenue.
(b) Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2007	2006

RETAIL BROKERAGE SERVICES
Net interest income (b)	$515	518
Fee and other income	2,363	2,006
Intersegment revenue	(19)	(16)

Total revenue (b)	2,859	2,508
Provision for credit losses	-	-
Noninterest expense	2,075	1,897
Income taxes	286	220
Tax-equivalent adjustment	-	1

Segment earnings	$498	390

Economic profit	$425	321
Risk adjusted return on capital	74.57%	63.08
Economic capital, average	$1,348	1,243
Cash overhead efficiency ratio (b)	72.55%	75.58
Average loans, net	$1,584	928
Average core deposits	$31,129	32,449

OTHER
Net interest income (b)	$1	1
Fee and other income	(5)	(6)
Intersegment revenue	-	-

Total revenue (b)	(4)	(5)
Provision for credit losses	-	-
Noninterest expense	(9)	(10)
Income taxes	2	3
Tax-equivalent adjustment	-	-

Segment earnings	$3	2

Economic profit	$3	2
Risk adjusted return on capital	-%	-
Economic capital, average	$-	-
Cash overhead efficiency ratio (b)	-%	-
Average loans, net	$-	-
Average core deposits	$-	-

(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2007		2006

PARENT
Net interest income (a)	$(221)		152
Fee and other income	193		123
Intersegment revenue	2		3

Total revenue (a)	(26)		278
Provision for credit losses	33		(7)
Noninterest expense	344		485
Minority interest	275		184
Income tax benefits	(569)		(287)
Tax-equivalent adjustment	34		30

Segment loss	$(143)		(127)

Economic profit	$(119)		(175)
Risk adjusted return on capital	0.76%		(1.50)
Economic capital, average	$2,345		2,820
Cash overhead efficiency ratio (a)	(441.97	) %	105.69
Lending commitments	$626		473
Average loans, net	28,124		29,262
Average core deposits	$2,521		4,906
FTE employees	23,863		24,028

(a) Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended June 30, 2007
						Net Merger-
			Corporate			Related
			and			and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$7,392	295	966	525	(221)	(76)	8,881
Fee and other income	1,851	396	2,589	2,946	193	-	7,975
Intersegment revenue	104	3	(90)	(19)	2	-	-

Total revenue (a)	9,347	694	3,465	3,452	(26)	(76)	16,856
Provision for credit losses	326	1	(4)	-	33	-	356
Noninterest expense	4,121	478	1,927	2,532	344	42	9,444
Minority interest	-	-	-	-	275	-	275
Income taxes (benefits)	1,767	78	542	336	(569)	(16)	2,138
Tax-equivalent adjustment	21	-	21	-	34	(76)	-

Net income (loss)	$3,112	137	979	584	(143)	(26)	4,643

Economic profit	$2,332	97	521	497	(119)	-	3,328
Risk adjusted return on capital	47.73%	45.15	25.38	73.43	0.76	-	38.25
Economic capital, average	$12,805	575	7,305	1,604	2,345	-	24,634
Cash overhead efficiency ratio (a)	44.09%	68.94	55.61	73.34	(441.97)	-	54.22
Lending commitments	$149,712	6,892	111,439	1,072	626	-	269,741
Average loans, net	328,971	17,374	42,197	1,609	28,124	-	418,275
Average core deposits	$295,455	14,172	30,310	31,450	2,521	-	373,908
FTE employees	58,239	4,305	6,170	17,916	23,863	-	110,493

	Six Months Ended June 30, 2006
						Net Merger-
			Corporate			Related
			and			and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$5,307	298	934	523	152	(83)	7,131
Fee and other income	1,707	382	2,461	2,427	123	-	7,100
Intersegment revenue	91	2	(79)	(17)	3	-	-

Total revenue (a)	7,105	682	3,316	2,933	278	(83)	14,231
Provision for credit losses	157	2	(32)	-	(7)	-	120
Noninterest expense	3,394	496	1,780	2,253	485	92	8,500
Minority interest	-	-	-	-	184	1	185
Income taxes (benefits)	1,277	67	541	247	(287)	(32)	1,813
Tax-equivalent adjustment	21	-	31	1	30	(83)	-

Net income (loss)	$2,256	117	996	432	(127)	(61)	3,613

Economic profit	$1,742	81	579	353	(175)	-	2,580
Risk adjusted return on capital	56.23%	40.30	29.57	60.40	(1.50)	-	38.57
Economic capital, average	$7,767	557	6,286	1,441	2,820	-	18,871
Cash overhead efficiency ratio (a)	47.78%	72.66	53.67	76.82	105.69	-	57.41
Lending commitments	$120,622	6,285	106,105	809	473	-	234,294
Average loans, net	184,708	15,715	37,327	948	29,262	-	267,960
Average core deposits	$212,771	14,448	26,105	32,700	4,906	-	290,930
FTE employees	45,100	4,719	6,219	17,250	24,028	-	97,316

(a) Tax-equivalent.
(b) The tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

Table 6
NET TRADING REVENUE — INVESTMENT BANKING (a)

	2007		2006
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Net interest income (Tax-equivalent)	$49	53	84	28	68
Trading accounts profits	190	115	32	122	151
Other fee income	62	50	66	75	62

Total net trading revenue (Tax-equivalent)	$301	218	182	225	281

(a) Certain amounts presented in periods prior to the second quarter of 2007 have been reclassified to conform to the presentation in the second quarter of 2007.
Table 7
SELECTED RATIOS

	Six Months Ended
	June 30,			2007		2006
				Second	First	Fourth	Third	Second
	2007		2006	Quarter	Quarter	Quarter	Quarter	Quarter

PERFORMANCE RATIOS (a)
Assets to stockholders’ equity	10.13	X	10.99	10.22	10.03	10.02	11.07	11.08
Return on assets	1.33%		1.37	1.32	1.34	1.31	1.34	1.39
Return on stockholders’ equity	13.51%		15.02	13.54	13.47	13.09	14.85	15.41

DIVIDEND PAYOUT RATIOS
Common shares	46.28%		45.13	45.90	46.67	46.67	47.86	43.59

(a) Based on average balances and net income.
Table 8
TRADING ACCOUNT ASSETS AND LIABILITIES

	2007		2006
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

TRADING ACCOUNT ASSETS
U.S. Treasury	$2,348	1,164	970	2,145	2,176
U.S. Government agencies	2,865	2,874	2,459	2,492	2,319
State, county and municipal	3,551	2,961	2,193	1,199	1,077
Mortgage-backed securities	1,807	2,591	1,816	1,617	1,280
Other asset-backed securities	12,474	9,445	8,697	8,151	11,505
Corporate bonds and debentures	5,386	4,350	4,320	4,851	5,475
Equity securities	2,973	3,298	3,803	4,654	4,828
Derivative financial instruments	13,342	10,818	12,609	10,735	12,002
Sundry	8,858	13,251	8,662	8,060	5,890

Total trading account assets	$53,604	50,752	45,529	43,904	46,552

TRADING ACCOUNT LIABILITIES
Securities sold short	9,564	9,391	8,205	9,502	8,182
Derivative financial instruments	10,615	8,759	10,023	10,051	10,227

Total trading account liabilities	$20,179	18,150	18,228	19,553	18,409

Table 9
LOANS — ON-BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

	2007		2006
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

ON-BALANCE SHEET LOAN PORTFOLIO COMMERCIAL
Commercial, financial and agricultural	$102,397	99,687	96,285	95,281	91,737
Real estate — construction and other	17,449	16,965	16,182	16,067	15,329
Real estate — mortgage	20,448	20,130	20,026	19,455	19,745
Lease financing	24,083	24,053	25,341	25,253	25,194
Foreign	20,959	16,240	13,464	12,677	11,680

Total commercial	185,336	177,075	171,298	168,733	163,685

CONSUMER
Real estate secured (a)	220,293	220,682	225,826	100,115	98,420
Student loans	6,757	8,479	7,768	9,175	9,139
Installment loans	25,017	23,665	22,660	21,454	20,508

Total consumer	252,067	252,826	256,254	130,744	128,067

Total loans	437,403	429,901	427,552	299,477	291,752
Unearned income	(8,283)	(8,238)	(7,394)	(8,718)	(8,836)

Loans, net (On-balance sheet)	$429,120	421,663	420,158	290,759	282,916

MANAGED PORTFOLIO (b)

COMMERCIAL
On-balance sheet loan portfolio	$185,336	177,075	171,298	168,733	163,685
Securitized loans — off-balance sheet	170	181	194	218	250
Loans held for sale	11,573	10,467	8,866	5,556	3,602

Total commercial	197,079	187,723	180,358	174,507	167,537

CONSUMER
Real estate secured
On-balance sheet loan portfolio	220,293	220,682	225,826	100,115	98,420
Securitized loans — off-balance sheet	8,112	6,595	5,611	6,151	6,833
Securitized loans included in securities	6,091	5,629	5,321	4,317	4,465
Loans held for sale	4,079	4,089	3,420	3,324	3,843

Total real estate secured	238,575	236,995	240,178	113,907	113,561

Student
On-balance sheet loan portfolio	6,757	8,479	7,768	9,175	9,139
Securitized loans — off-balance sheet	2,905	3,045	3,128	3,218	3,353
Securitized loans included in securities	52	52	52	52	52
Loans held for sale	2,046	-	-	-	-

Total student	11,760	11,576	10,948	12,445	12,544

Installment
On-balance sheet loan portfolio	25,017	23,665	22,660	21,454	20,508
Securitized loans — off-balance sheet	3,105	2,851	3,276	3,695	3,809
Securitized loans included in securities	116	126	137	169	181
Loans held for sale	35	476	282	159	305

Total installment	28,273	27,118	26,355	25,477	24,803

Total consumer	278,608	275,689	277,481	151,829	150,908

Total managed portfolio	$475,687	463,412	457,839	326,336	318,445

SERVICING PORTFOLIO (c)
Commercial	$298,374	271,038	250,652	227,899	212,500
Consumer	$26,789	25,952	21,039	60,854	58,082

(a) Includes deferred interest of $2.3 billion, $1.9 billion and $1.6 billion, at June 30 and March 31, 2007, and at December 31, 2006, respectively.
(b) The managed portfolio includes the on-balance sheet loan portfolio, loans securitized for which the retained interests are classified in securities on-balance sheet, loans held for sale on-balance sheet and the off-balance sheet portfolio of securitized loans sold, where we service the loans.
(c) The servicing portfolio consists of third party commercial and consumer loans for which our sole function is that of servicing the loans for the third parties.

Table 10
LOANS HELD FOR SALE

	2007		2006
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORE BUSINESS ACTIVITY (a)
Core business activity, beginning of period	$15,030	12,566	9,030	7,740	7,846
Balance of acquired entities at purchase date	-	-	193	-	-
Originations and/or purchases	22,671	17,873	18,436	16,803	13,778
Transfer to (from) loans held for sale, net	(71)	(180)	127	(154)	(238)
Lower of cost or market value adjustments	(91)	(3)	-	-	-
Performing loans sold or securitized	(20,946)	(14,745)	(14,936)	(15,137)	(13,357)
Other, principally payments	(897)	(481)	(284)	(222)	(289)

Core business activity, end of period	15,696	15,030	12,566	9,030	7,740

PORTFOLIO MANAGEMENT ACTIVITY (a)
Portfolio business activity, beginning of period	2	2	9	10	13
Transfer to loans held for sale Performing loans	2,046	-	-	-	-
Lower of cost or market value adjustments	(10)	-	-	-	-
Nonperforming loans sold	-	-	(3)	-	-
Other, principally payments	(1)	-	(4)	(1)	(3)

Portfolio management activity, end of period	2,037	2	2	9	10

Total loans held for sale (b)	$17,733	15,032	12,568	9,039	7,750

(a) Core business activity means we originate and/or purchase loans with the intent to sell them to third parties, and portfolio management activity means we look for market opportunities to reduce risk in the loan portfolio by transferring loans to loans held for sale.
(b) Nonperforming loans included in loans held for sale at June 30 and March 31, 2007, and at December 31, September 30 and June 30, 2006, were $42 million, $26 million, $16 million, $23 million and $23 million, respectively.

Table 11
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

	2007		2006
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

ALLOWANCE FOR LOAN LOSSES (a)
Balance, beginning of period	$3,378	3,360	3,004	3,021	3,036
Provision for credit losses	168	175	204	118	49
Provision for credit losses relating to loans transferred to loans held for sale or sold	4	1	7	(4)	5
Balance of acquired entities at purchase date	-	-	303	-	-
Allowance relating to loans acquired, transferred to loans held for sale or sold	(10)	(3)	(18)	(15)	(18)
Net charge-offs	(150)	(155)	(140)	(116)	(51)

Balance, end of period	$3,390	3,378	3,360	3,004	3,021

as a % of loans, net	0.79%	0.80	0.80	1.03	1.07

as a % of nonaccrual and restructured loans (b) (c)	182%	213	272	520	488

as a % of nonperforming assets (b)	164%	194	246	396	421

LOAN LOSSES
Commercial, financial and agricultural	$39	34	32	25	32
Commercial real estate — construction and mortgage	4	6	10	2	3
Consumer	180	178	169	149	116

Total loan losses	223	218	211	176	151

LOAN RECOVERIES
Commercial, financial and agricultural	15	9	27	14	54
Commercial real estate — construction and mortgage	-	3	1	1	1
Consumer	58	51	43	45	45

Total loan recoveries	73	63	71	60	100

Net charge-offs	$150	155	140	116	51

Commercial loan net charge-offs as % of average commercial loans, net (d)	0.07%	0.07	0.04	0.03	(0.06)
Consumer loan net charge-offs as % of average consumer loans, net (d)	0.19	0.20	0.19	0.32	0.23
Total net charge-offs as % of average loans, net (d)	0.14%	0.15	0.14	0.16	0.08

NONPERFORMING ASSETS
Nonaccrual loans
Commercial, financial and agricultural	$318	303	226	275	299
Commercial real estate — construction and mortgage	161	117	93	80	88
Consumer real estate secured	1,336	1,113	900	213	226
Installment loans	42	51	15	10	6

Total nonaccrual loans	1,857	1,584	1,234	578	619
Foreclosed properties (c)	207	155	132	181	99

Total nonperforming assets	$2,064	1,739	1,366	759	718

Nonperforming loans included in loans held for sale	$42	26	16	23	23
Nonperforming assets included in loans and in loans held for sale	$2,106	1,765	1,382	782	741

as % of loans, net, and foreclosed properties (b)	0.48%	0.41	0.32	0.26	0.25

as % of loans, net, foreclosed properties and loans held for sale (e)	0.47%	0.40	0.32	0.26	0.25

Accruing loans past due 90 days	$562	555	650	666	624

(a) See Table 12 for information related to the reserve for unfunded lending commitments.
(b) These ratios do not include nonperforming loans included in loans held for sale.
(c) Restructured loans are not significant.
(d) Annualized.
(e) These ratios reflect nonperforming loans included in loans held for sale. Loans held for sale are recorded at the lower of cost or market value, and accordingly, the amounts shown and included in the ratios are net of the transferred allowance for loan losses and the lower of cost or market value adjustments.

Table 12
RESERVE FOR UNFUNDED LENDING COMMITMENTS

	2007		2006
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

RESERVE FOR UNFUNDED LENDING
COMMITMENTS
Balance, beginning of period	$155	154	159	165	160
Provision for credit losses	7	1	(5)	(6)	5

Balance, end of period	$162	155	154	159	165

Table 13
NONACCRUAL LOAN ACTIVITY (a)

	2007		2006
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Balance, beginning of period	$1,584	1,234	578	619	672

COMMERCIAL NONACCRUAL LOAN ACTIVITY
Commercial nonaccrual loans, beginning of period	420	319	355	387	426
New nonaccrual loans and advances	205	196	157	129	188
Gross charge-offs	(43)	(40)	(42)	(27)	(35)
Transfers to other real estate owned	(2)	-	(1)	(2)	(1)
Sales	(15)	(1)	(81)	(43)	(32)
Other, principally payments	(86)	(54)	(69)	(89)	(159)

Net commercial nonaccrual loan activity	59	101	(36)	(32)	(39)

Commercial nonaccrual loans, end of period	479	420	319	355	387

CONSUMER NONACCRUAL LOAN ACTIVITY
Consumer nonaccrual loans, beginning of period	1,164	915	223	232	246
Balance of acquired entities at purchase date	-	-	589	-	-

New nonaccrual loans, advances and other, net	217	249	103	(9)	(14)
Sales and securitizations	(3)	-	-	-	-

Net consumer nonaccrual loan activity	214	249	103	(9)	(14)

Consumer nonaccrual loans, end of period	1,378	1,164	915	223	232

Balance, end of period	$1,857	1,584	1,234	578	619

(a) Excludes nonaccrual loans included in loans held for sale and foreclosed properties.

Table 14
GOODWILL AND OTHER INTANGIBLE ASSETS

	2007		2006
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Goodwill	$38,766	38,838	38,379	23,535	23,550
Deposit base	727	796	883	577	631
Customer relationships	651	684	662	688	714
Tradename	90	90	90	90	90

Total goodwill and other intangible assets	$40,234	40,408	40,014	24,890	24,985

	Six Months Ended June 30, 2007
	Employee	Occupancy
	Termination	and
(In millions)	Benefits	Equipment	Other	Total

EXIT COST PURCHASE ACCOUNTING ACCRUAL ACTIVITY
Wachovia/Golden West — October 1, 2006
Balance, December 31, 2006	$11	-	1	12
Purchase accounting adjustments	84	11	-	95
Cash payments	(26)	-	-	(26)

Balance, June 30, 2007	$69	11	1	81

EXIT COST PURCHASE ACCOUNTING ACCRUAL ACTIVITY
Wachovia/Westcorp — March 1, 2006
Balance, December 31, 2006	$2	-	-	2
Purchase accounting adjustments	2	-	-	2
Cash payments	(3)	-	-	(3)

Balance, June 30, 2007	$1	-	-	1

EXIT COST PURCHASE ACCOUNTING ACCRUAL ACTIVITY
Wachovia/SouthTrust — November 1, 2004
Balance, December 31, 2006	$51	-	2	53
Purchase accounting adjustments	-	-	-	-
Cash payments	(20)	-	-	(20)

Balance, June 30, 2007	$31	-	2	33

Table 15
DEPOSITS

	2007		2006
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORE DEPOSITS
Noninterest-bearing	$62,112	63,399	66,572	63,880	66,388
Savings and NOW accounts	82,629	85,404	86,106	75,536	77,297
Money market accounts	111,666	108,607	105,428	97,762	98,426
Other consumer time	121,781	119,948	113,665	54,489	50,132

Total core deposits	378,188	377,358	371,771	291,667	292,243
OTHER DEPOSITS
Foreign	23,324	20,133	21,988	18,753	20,326
Other time	12,153	10,657	13,699	12,878	15,045

Total deposits	$413,665	408,148	407,458	323,298	327,614

Table 16
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

June 30, 2007
(In millions)

MATURITY OF
3 months or less	$20,953
Over 3 months through 6 months	16,518
Over 6 months through 12 months	9,304
Over 12 months	4,136

Total time deposits in amounts of $100,000 or more	$50,911

Table 17
RATES AND AMOUNTS OF SAVINGS BANK DEPOSITS (a)

	June 30, 2007		December 31, 2006
(In millions)	Rate	Amount	Rate	Amount

Deposits
Interest-bearing checking accounts	1.54%	$3,449	1.60%	$3,844
Interest-free checking accounts	-	230	-	-
Savings accounts	3.15	7,588	3.12	9,287
Term certificate accounts with original maturities of
4 weeks to 1 year	5.17	55,064	5.27	44,988
1 to 2 years	5.24	5,329	4.95	7,969
2 to 3 years	4.20	439	3.87	573
3 to 4 years	3.76	459	3.49	551
4 years and over	4.06	1,311	4.34	1,988
Retail jumbo certificates of deposits	0.72	8	0.76	12
Brokered certificates of deposits	5.34	1,429	-	-

Total	4.76%	$75,306	4.69%	$69,212

(a) The weighted average rates and amounts of deposits are for the savings banks at June 30, 2007, and at December 31, 2006. These rates and amounts represent actual product rates and amounts and do not include purchase accounting or other adjustments.

Table 18
LONG-TERM DEBT

	2007		2006
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

NOTES AND DEBENTURES ISSUED BY THE PARENT COMPANY
Notes
Floating rate, due 2007 to 2017	$13,651	11,151	11,149	9,649	9,249
Equity-linked and commodity-linked, due 2007 to 2012	1,055	988	869	699	590
3.50% to 5.80%, due 2008 to 2020	8,193	6,835	6,327	6,975	6,366
Floating rate, EMTN notes, due 2011 to 2014	3,370	3,321	1,975	1,897	-
4.375% to 4.875%, EMTN notes, due 2016 to 2035	3,061	3,005	2,986	943	-
Floating rate, Australian notes, due 2012	764	-	-	-	-
6.75%, Australian notes, due 2012	127	-	-	-	-
Subordinated notes
4.875% to 6.40%, due 2008 to 2035	6,449	6,441	6,444	5,192	5,491
Floating rate, due 2015 to 2016	1,250	1,250	1,250	600	600
6.605%, due 2025	250	250	250	250	250
6.30%, Putable/Callable, due 2028	200	200	200	200	200
Floating rate, hybrid trust securities, due 2037 to 2047	1,675	875	-	-	-
5.20%, income trust securities, due 2042	2,501	2,501	2,501	2,501	2,501
Subordinated debentures
6.55% to 7.574%, due 2026 to 2035	795	795	795	795	795
Hedge-related basis adjustments	(660)	(74)	(21)	35	(310)

Total notes and debentures issued by the Parent Company	42,681	37,538	34,725	29,736	25,732

NOTES ISSUED BY SUBSIDIARIES
Notes, primarily notes issued under global bank note programs, varying rates and terms to 2040	21,537	21,911	18,383	18,134	15,996
Floating rate, due 2007 to 2011	7,133	7,730	7,730	-	-
4.125% to 4.75%, due 2007 to 2012	2,689	2,687	2,686	-	-
Floating rate, EMTN notes, due 2011	3,710	3,657	3,622	3,480	-
Subordinated notes
Bank, 4.75% to 9.625%, due 2008 to 2037	9,533	9,535	8,032	8,333	8,334
7.95%, due 2007	100	100	100	100	250
Floating rate, due 2013	417	417	417	417	417
6.75%, Australian notes, due 2017	169	-	-	-	-
Floating rate, Australian notes, due 2017	170	-	-	-	-
5.25%, EMTN notes, due 2023	1,488	1,455	1,452	1,386	-
6.75%	-	-	-	200	200

Total notes issued by subsidiaries	46,946	47,492	42,422	32,050	25,197

OTHER DEBT
Auto secured financing, due 2007 to 2014	8,994	8,289	9,539	9,694	9,571
Collateralized notes, floating rate, due 2007 to 2011	4,420	4,420	4,420	4,420	4,420
Junior subordinated debentures, floating rate, due 2026 to 2029	3,100	3,097	3,099	3,112	3,112
Advances from the Federal Home Loan Bank, 1.00% to 8.45%, due 2008 to 2031	30,542	34,699	36,614	2,512	2,517
Preferred units issued by subsidiaries	2,852	2,852	2,852	2,352	2,352
Capitalized leases	9	9	30	38	38
Mortgage notes and other debt of subsidiaries	2,809	3,916	4,856	2,441	1,826
Hedge-related basis adjustments	(306)	22	37	64	(138)

Total other debt	52,420	57,304	61,447	24,633	23,698

Total long-term debt	$142,047	142,334	138,594	86,419	74,627

Table 19
CHANGES IN STOCKHOLDERS’ EQUITY

	2007		2006
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Balance, beginning of period, as reported	$69,786	69,716	51,180	48,872	49,789
Cumulative effect of accounting changes, net of income taxes	-	(1,447)	-	-	-

Balance, beginning of period	69,786	68,269	51,180	48,872	49,789

Comprehensive income
Net income	2,341	2,302	2,301	1,877	1,885
Unamortized gains and losses under employee benefit plans	31	-	29	-	-
Net unrealized gains (losses) on debt and equity securities	(1,284)	101	53	1,389	(943)
Net unrealized gains (losses) on derivative financial instruments	(76)	65	(33)	63	16

Total comprehensive income	1,012	2,468	2,350	3,329	958
Adjustment to initially apply SFAS 158, net of income taxes (a)	-	-	(1,086)	-	-
Purchases of common stock	(723)	(284)	(389)	(554)	(1,462)
Common stock issued for
Stock options and restricted stock	132	644	141	315	209
Acquisitions	-	-	18,484	(2)	97
Deferred compensation, net	125	(240)	100	108	96
Cash dividends on common shares	(1,066)	(1,071)	(1,064)	(888)	(815)

Balance, end of period	$69,266	69,786	69,716	51,180	48,872

(a) See Note 1 of accompanying Notes to Consolidated Financial Statements.

Table 20
CAPITAL RATIOS

	2007		2006
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
Tier 1 capital	$41,516	39,790	39,428	34,842	33,910
Total capital	63,705	61,803	60,194	51,624	49,592
Adjusted risk-weighted assets	555,702	541,628	531,303	450,067	434,390
Adjusted leverage ratio assets	$666,646	653,994	656,428	528,071	516,500
Ratios
Tier 1 capital	7.47%	7.35	7.42	7.74	7.81
Total capital	11.46	11.41	11.33	11.47	11.42
Leverage	6.23	6.08	6.01	6.60	6.57
STOCKHOLDERS’ EQUITY TO ASSETS
Quarter-end	9.62	9.88	9.86	9.14	8.83
Average	9.78%	9.97	9.98	9.03	9.03

BANK CAPITAL RATIOS
Tier 1 capital
Wachovia Bank, National Association	7.34%	7.28	7.46	7.65	7.93
Wachovia Bank of Delaware, National Association	18.37	17.82	16.27	15.08	15.64
World Savings Bank, FSB	16.07	14.37	13.77	-	-
World Savings Bank, FSB (Texas) (b)	12.42	-	-	-	-
Total capital
Wachovia Bank, National Association	10.95	10.94	10.90	11.29	11.47
Wachovia Bank of Delaware, National Association	20.29	19.41	17.84	16.96	17.72
World Savings Bank, FSB	16.45	14.77	14.16	-	-
World Savings Bank, FSB (Texas) (b)	12.83	-	-	-	-
Leverage
Wachovia Bank, National Association	6.72	6.62	6.66	6.58	6.66
Wachovia Bank of Delaware, National Association	14.33	13.42	11.18	11.84	11.52
World Savings Bank, FSB	8.78	7.84	7.30	-	-
World Savings Bank, FSB (Texas) (b)	5.20%	-	-	-	-

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.
(b) World Savings Bank, FSB (Texas) was a subsidiary of World Savings Bank, FSB prior to April 1, 2007.

WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

	SECOND QUARTER 2007			FIRST QUARTER 2007
			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$4,211	61	5.85%	$2,173	38	7.05%
Federal funds sold and securities purchased under resale agreements	12,110	159	5.25	14,124	177	5.07
Trading account assets (a)	35,165	519	5.90	29,681	442	5.97
Securities (a)	108,433	1,467	5.41	108,071	1,461	5.42
Loans (a) (b)
Commercial
Commercial, financial and agricultural	101,012	1,805	7.16	98,413	1,736	7.16
Real estate — construction and other	17,334	329	7.62	16,508	313	7.69
Real estate — mortgage	20,175	378	7.53	20,231	380	7.61
Lease financing	7,759	150	7.74	7,730	150	7.75
Foreign	19,232	265	5.51	14,406	196	5.49

Total commercial	165,512	2,927	7.09	157,288	2,775	7.15

Consumer
Real estate secured	222,096	4,042	7.28	225,909	4,148	7.36
Student loans	8,850	141	6.42	8,524	136	6.47
Installment loans	24,799	609	9.38	23,540	566	9.42

Total consumer	255,745	4,792	7.46	257,973	4,850	7.52

Total loans	421,257	7,719	7.31	415,261	7,625	7.38

Loans held for sale	17,644	285	6.47	16,748	255	6.16
Other earning assets	7,985	144	7.23	8,255	139	6.82

Total earning assets excluding derivatives	606,805	10,354	6.81	594,313	10,137	6.85
Risk management derivatives (c)	-	46	0.04	-	48	0.04

Total earning assets including derivatives	606,805	10,400	6.85	594,313	10,185	6.89

Cash and due from banks	11,533			12,260
Other assets	90,265			88,875

Total assets	$708,603			$695,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	83,977	367	1.75	84,247	373	1.80
Money market accounts	111,562	976	3.51	107,785	917	3.45
Other consumer time	120,684	1,455	4.84	116,262	1,369	4.77
Foreign	21,871	270	4.96	20,802	249	4.85
Other time	11,054	146	5.27	12,803	167	5.32

Total interest-bearing deposits	349,148	3,214	3.69	341,899	3,075	3.65
Federal funds purchased and securities sold under repurchase agreements	38,031	473	4.98	35,142	430	4.97
Commercial paper	5,143	60	4.67	4,920	57	4.72
Securities sold short	7,158	67	3.75	8,709	83	3.86
Other short-term borrowings	7,688	52	2.77	6,898	44	2.54
Long-term debt	143,504	1,923	5.37	141,979	1,880	5.35

Total interest-bearing liabilities excluding derivatives	550,672	5,789	4.22	539,547	5,569	4.18
Risk management derivatives (c)	-	151	0.11	-	119	0.09

Total interest-bearing liabilities including derivatives	550,672	5,940	4.33	539,547	5,688	4.27

Noninterest-bearing deposits	62,273			60,976
Other liabilities	26,341			25,605
Stockholders’ equity	69,317			69,320

Total liabilities and stockholders’ equity	$708,603			$695,448

Interest income and rate earned — including derivatives		$10,400	6.85%		$10,185	6.89%
Interest expense and equivalent rate paid — including derivatives		5,940	3.93		5,688	3.88

Net interest income and margin — including derivatives		$4,460	2.92%		$4,497	3.01%

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.
(b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

FOURTH QUARTER 2006			THIRD QUARTER 2006			SECOND QUARTER 2006
		Average			Average			Average
	Interest	Rates		Interest	Rates		Interest	Rates
Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
Balances	Expense	Paid	Balances	Expense	Paid	Balances	Expense	Paid

$3,596	54	5.95%	$2,671	34	5.07%	$2,027	25	5.04%

20,830	268	5.11	17,530	224	5.08	17,628	209	4.75
31,069	469	6.03	31,160	409	5.24	29,252	393	5.37
108,543	1,467	5.40	122,152	1,661	5.44	124,102	1,668	5.38

96,359	1,726	7.10	93,886	1,673	7.07	90,259	1,555	6.92
16,091	311	7.67	15,787	308	7.74	14,946	277	7.43
19,830	380	7.61	19,507	378	7.69	20,118	369	7.36
9,674	166	6.88	9,731	172	7.04	9,895	175	7.08
12,352	170	5.49	11,655	158	5.37	11,123	142	5.10

154,306	2,753	7.08	150,566	2,689	7.09	146,341	2,518	6.90

226,870	4,240	7.47	99,669	1,670	6.69	97,377	1,584	6.51
8,886	145	6.49	9,605	161	6.65	10,842	170	6.30
22,499	546	9.62	21,270	517	9.66	20,705	482	9.33

258,255	4,931	7.63	130,544	2,348	7.17	128,924	2,236	6.95

412,561	7,684	7.42	281,110	5,037	7.13	275,265	4,754	6.92

11,928	200	6.70	12,130	214	6.99	9,320	165	7.11
8,366	149	7.05	5,386	113	8.35	5,638	99	7.00

596,893	10,291	6.87	472,139	7,692	6.49	463,232	7,313	6.32
-	114	0.08	-	129	0.11	-	125	0.11

596,893	10,405	6.95	472,139	7,821	6.60	463,232	7,438	6.43

12,418			11,973			12,055
89,376			71,052			68,325

$698,687			$555,164			$543,612

82,924	398	1.90	75,534	355	1.86	78,539	332	1.70
104,620	913	3.46	99,788	862	3.43	99,212	764	3.09
111,858	1,310	4.65	52,352	548	4.15	48,389	465	3.85
20,245	241	4.73	20,599	244	4.70	21,031	234	4.47
12,708	166	5.17	14,534	191	5.23	15,269	197	5.16

332,355	3,028	3.61	262,807	2,200	3.32	262,440	1,992	3.04

43,732	537	4.87	51,314	629	4.86	48,732	543	4.47
5,043	60	4.72	5,190	63	4.77	4,659	51	4.45
9,934	94	3.75	8,951	82	3.61	9,255	74	3.21
6,530	38	2.38	5,575	30	2.14	6,423	36	2.24
139,364	1,873	5.35	80,726	1,095	5.41	71,725	940	5.25

536,958	5,630	4.16	414,563	4,099	3.93	403,234	3,636	3.62
-	163	0.13	-	144	0.14	-	127	0.12

536,958	5,793	4.29	414,563	4,243	4.07	403,234	3,763	3.74

63,025			63,553			65,498
28,979			26,905			25,817
69,725			50,143			49,063

$698,687			$555,164			$543,612

	$10,405	6.95%		$7,821	6.60%		$7,438	6.43%

	5,793	3.86		4,243	3.57		3,763	3.25

	$4,612	3.09%		$3,578	3.03%		$3,675	3.18%

(c) The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

	SIX MONTHS ENDED			SIX MONTHS ENDED
	JUNE 30, 2007			JUNE 30, 2006
			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$3,198	99	6.25%	$2,447	56	4.61%
Federal funds sold and securities purchased under resale agreements	13,111	336	5.16	18,637	418	4.52
Trading account assets (a)	32,438	961	5.93	28,252	737	5.23
Securities (a)	108,253	2,928	5.42	121,040	3,225	5.33
Loans (a) (b)
Commercial
Commercial, financial and agricultural	99,719	3,541	7.16	89,029	2,966	6.72
Real estate — construction and other	16,924	642	7.65	14,567	520	7.19
Real estate — mortgage	20,203	758	7.57	20,142	719	7.20
Lease financing	7,745	300	7.74	9,972	346	6.95
Foreign	16,832	461	5.50	10,706	260	4.89

Total commercial	161,423	5,702	7.12	144,416	4,811	6.71

Consumer
Real estate secured	223,992	8,190	7.32	96,733	3,098	6.41
Student loans	8,688	277	6.45	10,716	327	6.15
Installment loans	24,172	1,175	9.40	16,095	724	9.06

Total consumer	256,852	9,642	7.49	123,544	4,149	6.74

Total loans	418,275	15,344	7.35	267,960	8,960	6.72

Loans held for sale	17,199	540	6.32	8,800	293	6.70
Other earning assets	8,120	283	7.02	5,801	217	7.53

Total earning assets excluding derivatives	600,594	20,491	6.83	452,937	13,906	6.17
Risk management derivatives (c)	-	94	0.04	-	288	0.12

Total earning assets including derivatives	600,594	20,585	6.87	452,937	14,194	6.29

Cash and due from banks	11,894			12,406
Other assets	89,574			67,627

Total assets	$702,062			$532,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	84,111	740	1.77	79,158	636	1.62
Money market accounts	109,684	1,893	3.48	99,421	1,434	2.91
Other consumer time	118,485	2,824	4.81	47,354	872	3.71
Foreign	21,340	519	4.90	20,186	421	4.21
Other time	11,924	313	5.29	14,282	350	4.93

Total interest-bearing deposits	345,544	6,289	3.67	260,401	3,713	2.88
Federal funds purchased and securities sold under repurchase agreements	36,595	903	4.97	49,406	1,046	4.27
Commercial paper	5,032	117	4.70	4,427	92	4.20
Securities sold short	7,929	150	3.81	8,889	137	3.12
Other short-term borrowings	7,294	96	2.66	6,817	76	2.25
Long-term debt	142,746	3,803	5.36	63,932	1,637	5.13

Total interest-bearing liabilities excluding derivatives	545,140	11,358	4.20	393,872	6,701	3.43
Risk management derivatives (c)	-	270	0.10	-	279	0.14

Total interest-bearing liabilities including derivatives	545,140	11,628	4.30	393,872	6,980	3.57

Noninterest-bearing deposits	61,628			64,997
Other liabilities	25,976			25,603
Stockholders’ equity	69,318			48,498

Total liabilities and stockholders’ equity	$702,062			$532,970

Interest income and rate earned — including derivatives		$20,585	6.87%		$14,194	6.29%
Interest expense and equivalent rate paid — including derivatives		11,628	3.90		6,980	3.10

Net interest income and margin — including derivatives		$8,957	2.97%		$7,214	3.19%

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.
(b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.
(c) The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	2007		2006
	Second	First	Fourth	Third	Second
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

ASSETS
Cash and due from banks	$12,065	12,593	15,826	11,850	12,761
Interest-bearing bank balances	3,585	3,451	2,167	5,270	2,244
Federal funds sold and securities purchased under resale agreements	11,511	10,322	16,923	18,497	17,223

Total cash and cash equivalents	27,161	26,366	34,916	35,617	32,228

Trading account assets	53,604	50,752	45,529	43,904	46,552
Securities	106,184	106,841	108,619	106,553	119,179
Loans, net of unearned income	429,120	421,663	420,158	290,759	282,916
Allowance for loan losses	(3,390)	(3,378)	(3,360)	(3,004)	(3,021)

Loans, net	425,730	418,285	416,798	287,755	279,895

Loans held for sale	17,733	15,032	12,568	9,039	7,750
Premises and equipment	6,080	6,058	6,141	5,536	5,322
Due from customers on acceptances	831	992	855	1,200	1,010
Goodwill	38,766	38,838	38,379	23,535	23,550
Other intangible assets	1,468	1,570	1,635	1,355	1,435
Other assets	42,365	41,672	41,681	45,428	36,693

Total assets	$719,922	706,406	707,121	559,922	553,614

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	62,112	63,399	66,572	63,880	66,388
Interest-bearing deposits	351,553	344,749	340,886	259,418	261,226

Total deposits	413,665	408,148	407,458	323,298	327,614
Short-term borrowings	52,715	47,144	49,157	58,749	62,787
Bank acceptances outstanding	840	1,004	863	1,213	1,021
Trading account liabilities	20,179	18,150	18,228	19,553	18,409
Other liabilities	18,079	16,741	20,004	16,513	17,305
Long-term debt	142,047	142,334	138,594	86,419	74,627

Total liabilities	647,525	633,521	634,304	505,745	501,763

Minority interest in net assets of consolidated subsidiaries	3,131	3,099	3,101	2,997	2,979

STOCKHOLDERS’ EQUITY
Preferred stock, Class A, 40 million shares, no par value; 10 million shares, no par value; none issued	-	-	-	-	-
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at June 30, 2007	-	-	-	-	-
Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 liquidation preference per share, 25,010 shares authorized	-	-	-	-	-
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.903 billion shares at June 30, 2007	6,343	6,378	6,347	5,271	5,298
Paid-in capital	51,851	51,964	51,746	34,276	34,086
Retained earnings	14,335	13,378	13,723	12,696	12,003
Accumulated other comprehensive income, net	(3,263)	(1,934)	(2,100)	(1,063)	(2,515)

Total stockholders’ equity	69,266	69,786	69,716	51,180	48,872

Total liabilities and stockholders’ equity	$719,922	706,406	707,121	559,922	553,614

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	2007		2006
	Second	First	Fourth	Third	Second
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

INTEREST INCOME
Interest and fees on loans	$7,723	7,618	7,736	5,096	4,823
Interest and dividends on securities	1,474	1,478	1,491	1,692	1,685
Trading account interest	506	433	462	401	387
Other interest income	658	619	681	595	509

Total interest income	10,361	10,148	10,370	7,784	7,404

INTEREST EXPENSE
Interest on deposits	3,220	3,061	3,067	2,238	2,035
Interest on short-term borrowings	705	670	781	860	755
Interest on long-term debt	2,015	1,957	1,945	1,145	973

Total interest expense	5,940	5,688	5,793	4,243	3,763

Net interest income	4,421	4,460	4,577	3,541	3,641
Provision for credit losses	179	177	206	108	59

Net interest income after provision for credit losses	4,242	4,283	4,371	3,433	3,582

FEE AND OTHER INCOME
Service charges	667	614	646	638	622
Other banking fees	504	416	452	427	449
Commissions	649	659	633	562	588
Fiduciary and asset management fees	981	920	856	823	808
Advisory, underwriting and other investment banking fees	454	407	433	292	318
Trading account profits	223	168	29	123	164
Principal investing	298	48	142	91	189
Securities gains	23	53	47	94	25
Other income	435	456	742	415	420

Total fee and other income	4,234	3,741	3,980	3,465	3,583

NONINTEREST EXPENSE
Salaries and employee benefits	3,122	2,972	3,023	2,531	2,652
Occupancy	331	312	323	284	291
Equipment	309	307	314	291	299
Advertising	70	61	47	54	56
Communications and supplies	180	173	166	158	162
Professional and consulting fees	209	177	239	200	184
Other intangible amortization	103	118	141	92	98
Merger-related and restructuring expenses	32	10	49	38	24
Sundry expense	500	458	629	397	495

Total noninterest expense	4,856	4,588	4,931	4,045	4,261

Minority interest in income of consolidated subsidiaries	139	136	125	104	90

Income from continuing operations before income taxes	3,481	3,300	3,295	2,749	2,814
Income taxes	1,140	998	1,040	872	929

Income from continuing operations	2,341	2,302	2,255	1,877	1,885
Discontinued operations, net of income taxes	-	-	46	-	-

Net income	$2,341	2,302	2,301	1,877	1,885

PER COMMON SHARE DATA
Basic earnings
Income from continuing operations	$1.24	1.22	1.20	1.19	1.19
Net income	1.24	1.22	1.22	1.19	1.19
Diluted earnings
Income from continuing operations	1.22	1.20	1.18	1.17	1.17
Net income	1.22	1.20	1.20	1.17	1.17
Cash dividends	$0.56	0.56	0.56	0.56	0.51
AVERAGE COMMON SHARES
Basic	1,891	1,894	1,889	1,573	1,585
Diluted	1,919	1,925	1,922	1,600	1,613

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
(In millions, except per share data)	2007	2006

ASSETS
Cash and due from banks	$12,065	15,826
Interest-bearing bank balances	3,585	2,167
Federal funds sold and securities purchased under resale agreements	11,511	16,923

Total cash and cash equivalents	27,161	34,916

Trading account assets	53,604	45,529
Securities	106,184	108,619
Loans, net of unearned income	429,120	420,158
Allowance for loan losses	(3,390)	(3,360)

Loans, net	425,730	416,798

Loans held for sale	17,733	12,568
Premises and equipment	6,080	6,141
Due from customers on acceptances	831	855
Goodwill	38,766	38,379
Other intangible assets	1,468	1,635
Other assets	42,365	41,681

Total assets	$719,922	707,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	62,112	66,572
Interest-bearing deposits	351,553	340,886

Total deposits	413,665	407,458
Short-term borrowings	52,715	49,157
Bank acceptances outstanding	840	863
Trading account liabilities	20,179	18,228
Other liabilities	18,079	20,004
Long-term debt	142,047	138,594

Total liabilities	647,525	634,304

Minority interest in net assets of consolidated subsidiaries	3,131	3,101

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at June 30, 2007	-	-
Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 liquidation preference per share, 25,010 shares authorized	-	-
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.903 billion shares at June 30, 2007	6,343	6,347
Paid-in capital	51,851	51,746
Retained earnings	14,335	13,723
Accumulated other comprehensive income, net	(3,263)	(2,100)

Total stockholders’ equity	69,266	69,716

Total liabilities and stockholders’ equity	$719,922	707,121

See accompanying Notes to Consolidated Financial Statements.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2007	2006	2007	2006

INTEREST INCOME
Interest and fees on loans	$7,723	4,823	15,341	9,144
Interest and dividends on securities	1,474	1,685	2,952	3,250
Trading account interest	506	387	939	712
Other interest income	658	509	1,277	1,005

Total interest income	10,361	7,404	20,509	14,111

INTEREST EXPENSE
Interest on deposits	3,220	2,035	6,281	3,814
Interest on short-term borrowings	705	755	1,375	1,473
Interest on long-term debt	2,015	973	3,972	1,693

Total interest expense	5,940	3,763	11,628	6,980

Net interest income	4,421	3,641	8,881	7,131
Provision for credit losses	179	59	356	120

Net interest income after provision for credit losses	4,242	3,582	8,525	7,011

FEE AND OTHER INCOME
Service charges	667	622	1,281	1,196
Other banking fees	504	449	920	877
Commissions	649	588	1,308	1,211
Fiduciary and asset management fees	981	808	1,901	1,569
Advisory, underwriting and other investment banking fees	454	318	861	620
Trading account profits	223	164	391	383
Principal investing	298	189	346	292
Securities gains (losses)	23	25	76	(23)
Other income	435	420	891	975

Total fee and other income	4,234	3,583	7,975	7,100

NONINTEREST EXPENSE
Salaries and employee benefits	3,122	2,652	6,094	5,349
Occupancy	331	291	643	566
Equipment	309	299	616	579
Advertising	70	56	131	103
Communications and supplies	180	162	353	329
Professional and consulting fees	209	184	386	351
Other intangible amortization	103	98	221	190
Merger-related and restructuring expenses	32	24	42	92
Sundry expense	500	495	958	941

Total noninterest expense	4,856	4,261	9,444	8,500

Minority interest in income of consolidated subsidiaries	139	90	275	185

Income before income taxes	3,481	2,814	6,781	5,426
Income taxes	1,140	929	2,138	1,813

Net income	$2,341	1,885	4,643	3,613

PER COMMON SHARE DATA
Basic earnings	$1.24	1.19	2.45	2.30
Diluted earnings	1.22	1.17	2.42	2.26
Cash dividends	$0.56	0.51	1.12	1.02
AVERAGE COMMON SHARES
Basic	1,891	1,585	1,892	1,570
Diluted	1,919	1,613	1,922	1,599

See accompanying Notes to Consolidated Financial Statements.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
(In millions)	2007	2006

OPERATING ACTIVITIES
Net income	$4,643	3,613
Adjustments to reconcile net income to net cash provided (used) by operating activities
Accretion and amortization of securities discounts and premiums, net	(34)	1
Provision for credit losses	356	120
Gain on securitization transactions	(58)	(112)
Gain on sale of mortgage servicing rights	(3)	(12)
Securities transactions	(76)	23
Depreciation and other amortization	961	834
Trading account assets, net	(8,075)	(3,848)
(Gain) loss on sales of premises and equipment	(4)	12
Contribution to qualified pension plan	(270)	-
Excess income tax benefits from share-based payment arrangements	(61)	-
Loans held for sale, net	(5,416)	(1,679)
Deferred interest on certain loans	(722)	-
Other assets, net	(1,145)	31
Trading account liabilities, net	1,951	811
Other liabilities, net	(1,393)	1,552

Net cash provided (used) by operating activities	(9,346)	1,346

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	3,852	15,144
Maturities of securities	9,882	9,172
Purchases of securities	(11,868)	(27,517)
Origination of loans, net	(9,370)	(12,507)
Sales of premises and equipment	131	113
Purchases of premises and equipment	(498)	(858)
Goodwill and other intangible assets	(441)	(99)
Purchase of bank-owned separate account life insurance, net	(499)	(339)
Cash equivalents acquired, net of purchases of banking organizations	-	997

Net cash used by investing activities	(8,811)	(15,894)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Increase (decrease) in deposits, net	6,207	479
Securities sold under repurchase agreements and other short-term borrowings, net	3,558	834
Issuances of long-term debt	23,477	17,974
Payments of long-term debt	(20,024)	(5,291)
Issuances of common stock, net	267	362
Purchases of common stock	(1,007)	(3,570)
Excess income tax benefits from share-based payment arrangements	61	-
Cash dividends paid	(2,137)	(1,637)

Net cash provided by financing activities	10,402	9,151

Decrease in cash and cash equivalents	(7,755)	(5,397)
Cash and cash equivalents, beginning of year	34,916	37,625

Cash and cash equivalents, end of period	$27,161	32,228

NONCASH ITEMS
Transfer to securities from loans resulting from securitizations	$1,119	2,422
Transfer to securities from loans held for sale resulting from securitizations	-	52
Transfer to loans from loans held for sale	251	308
Cumulative effect of accounting changes, net of income taxes	(1,447)	41
Issuance of common stock for purchase accounting acquisitions	$-	3,965

See accompanying Notes to Consolidated Financial Statements.

WACHOVIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS
GENERAL
     Wachovia Corporation and subsidiaries (together the “Company”) is a diversified financial services company whose operations are principally domestic.
     The unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, the unaudited condensed consolidated financial statements do not include all the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. The unaudited condensed consolidated financial statements of the Company include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such financial statements for all periods presented. The financial position and results of operations as of and for the six months ended June 30, 2007, are not necessarily indicative of the results of operations that may be expected in the future. Please refer to the Company’s 2006 Annual Report on Form 10-K for additional information related to the Company’s audited consolidated financial statements for the three years ended December 31, 2006, including the related notes to consolidated financial statements.
     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.
BUSINESS COMBINATIONS
     On May 31, 2007, the Company announced the signing of a definitive merger agreement with A.G. Edwards, Inc. (“A.G. Edwards”). The acquisition of this retail brokerage firm headquartered in St. Louis, Missouri is expected to be completed in the fourth quarter of 2007. The terms of this agreement provide for each A.G. Edwards shareholder to receive 0.9844 shares of Wachovia common stock and $35.80 in cash for each share of A.G. Edwards common stock. Based on the Company’s weighted average of the closing prices for a period two trading days before the announcement of the merger and two trading days after the merger announcement (which includes the day of the announcement) of $54.39, the transaction is valued at approximately $6.7 billion.
PERSONNEL EXPENSE AND RETIREMENT BENEFITS
     The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” on December 31, 2006, and in connection therewith, reclassified certain amounts to accumulated other comprehensive income that had previously been reported as assets or liabilities. Beginning in 2007, actuarial gains and losses and prior service costs and credits that arise during the period are included in comprehensive income to the extent they are not included in net periodic pension cost.
     The components of the retirement benefit costs included in salaries and employee benefits for the six months ended June 30, 2007 and 2006, are presented below.

					Other
					Postretirement
	Qualified Pension		Nonqualified Pension		Benefits
	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
(In millions)	2007	2006	2007	2006	2007	2006

RETIREMENT BENEFIT COSTS
Service cost	$92	94	1	2	2	2
Interest cost	132	126	11	13	22	23
Expected return on plan assets	(246)	(213)	-	-	(1)	(1)
Amortization of prior service cost	(13)	(13)	-	1	(4)	(4)
Amortization of actuarial losses	60	69	4	6	-	3
Special and/or contractual termination benefits	-	-	-	14	-	-

Net retirement benefit costs	$25	63	16	36	19	23

     In January 2007, the Company contributed $270 million to the Qualified Pension, and does not expect to make any further contributions in 2007. Additionally, the Company’s practice is to contribute annually to each of the nonqualified pension and other postretirement benefit plans an amount equal to the benefit payments made during the year less any retiree contributions, where applicable, received during the year.
NEW ACCOUNTING PRONOUNCEMENTS
     On January 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Staff Position FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (FSP 13-2), FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No 109,” SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140,” and Emerging Issues Task Force (EITF) Issue No, 06-5, “Accounting for Purchases of Life Insurance-Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, ‘Accounting for Purchases of Life Insurance.’” For all of these new standards, the cumulative effect of adoption is recorded as an adjustment, net of applicable taxes, to beginning retained earnings on January 1, 2007.
     FSP 13-2 amends SFAS 13, “Accounting for Leases,” such that changes that affect the timing of cash flows but not the total net income under a leveraged lease will trigger a recalculation of the lease. The Company has two primary classes of leveraged lease transactions that are affected by FSP 13-2: Lease-In, Lease-Out transactions (LILOs) and a second group of transactions that are broadly referred to as Sale-In, Lease-Out transactions (SILOs). The Company settled with the Internal Revenue Service (IRS) in June 2004 on all matters relating to our portfolio of LILOs. On SILOs, the Company has concluded that it is possible that upon ultimate resolution with the IRS, the Company may not realize all of the income tax benefits originally recorded. On January 1, 2007, the Company recorded a $1.4 billion after-tax charge to beginning retained earnings entirely related to the recalculation of the Company’s portfolio of LILOs and SILOs to reflect the actual change in the timing of income tax cash flows on LILOs and the expected change on SILOs.
     In performing the leveraged lease recalculation, the Company made certain assumptions relative to the amount and timing of income tax cash flows. If new information becomes available in the future causing a change in the assumptions, the Company would then be required to perform another recalculation, the effect of which would be reported in the results of operations, and could, depending on the assumption that changed, result in either an increase or a decrease to the net investment in the leases.
     See Note 8 for additional information on the adoption of FIN 48.
     SFAS 155 permits companies to record certain hybrid financial instruments at fair value with corresponding changes in fair value recorded in the results of operations. Hybrid financial instruments are those containing an embedded derivative. SFAS 155 also provides a one-time opportunity to elect to record certain hybrid financial instruments existing on January 1, 2007, at fair value. Wachovia did not elect to carry any such financial instruments at fair value, and accordingly, had no cumulative effect adjustment from the adoption. Going forward, certain retained interests in securitizations will be carried at fair value under SFAS 155 with unrealized gains and losses recorded in the results of operations.
     EITF Issue No. 06-5 addresses the accounting for certain bank and corporate-owned life insurance policies. The impact of adoption of this standard amounted to a $4 million reduction in the Company’s January 1, 2007, investment in bank and corporate-owned life insurance of $13.3 billion, with an offsetting $4 million reduction in beginning retained earnings on January 1, 2007.
RECLASSIFICATIONS
     Certain amounts in 2006 were reclassified to conform with the presentation in 2007. These reclassifications had no effect on the Company’s previously reported consolidated financial position or results of operations.

NOTE 2: SECURITIES

	June 30, 2007
									Average
	1 Year	1-5	5-10	After 10		Gross Unrealized		Amortized	Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years

MARKET VALUE
U.S. Treasury	$518	166	150	40	874	-	14	888	3.00
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	60	15,232	52,661	31	67,984	24	2,504	70,464	7.05
Asset-backed
Residual interests from securitizations	50	373	176	12	611	129	-	482	3.49
Retained bonds from securitizations	367	2,205	99	10	2,681	15	6	2,672	1.38
Collateralized mortgage obligations	732	4,682	3,698	1,047	10,159	18	165	10,306	5.05
Commercial mortgage-backed	129	1,126	1,304	26	2,585	88	68	2,565	5.29
Other	380	986	199	18	1,583	5	12	1,590	3.32
State, county and municipal	58	576	603	2,134	3,371	146	18	3,243	14.18
Sundry	1,282	1,878	6,526	6,650	16,336	128	534	16,742	9.87

Total market value	$3,576	27,224	65,416	9,968	106,184	553	3,321	108,952	7.18

MARKET VALUE
Debt securities	$3,576	27,224	65,416	8,068	104,284	487	3,308	107,105
Equity securities	-	-	-	1,900	1,900	66	13	1,847

Total market value	$3,576	27,224	65,416	9,968	106,184	553	3,321	108,952

AMORTIZED COST
Debt securities	$3,552	27,640	67,613	8,300	107,105
Equity securities	-	-	-	1,847	1,847

Total amortized cost	$3,552	27,640	67,613	10,147	108,952

WEIGHTED AVERAGE YIELD
U.S. Treasury	4.99%	2.00	2.76	4.96	4.02
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	4.50	4.85	5.38	5.70	5.26
Asset-backed
Residual interests from securitizations	62.34	19.36	19.86	42.65	22.75
Retained bonds from securitizations	6.74	6.09	6.37	6.29	6.19
Collateralized mortgage obligations	4.95	5.39	5.58	5.93	5.48
Commercial mortgage-backed	7.17	7.98	5.00	11.25	6.40
Other	5.43	5.56	6.88	7.40	5.71
State, county and municipal	8.42	7.79	8.42	6.69	7.20
Sundry	5.07	5.04	4.58	5.22	4.93
Consolidated	5.89%	5.40	5.36	5.64	5.41

     At June 30, 2007, all securities not classified as trading were classified as available for sale.
     At June 30, 2007, mortgage-backed securities included Federal National Mortgage Association and Federal Home Loan Mortgage Corporation securities with an amortized cost of $51.1 billion and a market value of $49.3 billion, and an amortized cost of $16.4 billion and a market value of $15.8 billion, respectively.
     Also included in mortgage-backed securities are U.S. Government agency and Government-sponsored entity securities retained from the securitization of residential mortgage loans. These securities had an amortized cost of $4.7 billion and a market value of $4.6 billion at June 30, 2007.
     Included in asset-backed securities are retained bonds primarily from the securitization of commercial and consumer real estate, SBA, student and auto loans. At June 30, 2007, retained bonds with an amortized cost and a market value of $2.6 billion were considered investment grade based on external ratings. Retained bonds with an amortized cost and market value of $2.1 billion at June 30, 2007, had an external credit rating of AA and above.
     Securities with an aggregate amortized cost of $52.8 billion at June 30, 2007, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
     Expected maturities of beneficial interests and the contractual maturities of all other securities are summarized in the table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average maturity excludes equity securities and money market funds.
     Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
     At June 30, 2007, there were forward commitments to purchase securities on both a regular way and non-regular way basis at a cost that approximates a market value of $3.5 billion. At June 30, 2007, there were commitments to sell securities at a price that approximates a market value of $987 million.
     On a quarterly basis, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. The Company considers many factors including the severity and duration of the impairment; the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down recorded as a realized loss in securities gains (losses).
     Gross unrealized losses at June 30, 2007, are primarily caused by interest rate changes. The Company has reviewed these securities in accordance with its accounting policy for other-than-temporary impairment discussed above and does not consider them other-than-temporarily impaired.
     Gross gains and losses realized on the sale of debt securities in the six months ended June 30, 2007, were $72 million and $41 million (including $36 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $46 million and $1 million (impairment losses were insignificant), respectively.

NOTE 3: VARIABLE INTEREST ENTITIES AND SERVICING ASSETS
VARIABLE INTEREST ENTITIES
     The Company administers a multi-seller commercial paper conduit through which it arranges financing for certain customer transactions that provide customers with access to the commercial paper market. The Company provides liquidity agreements to this multi-seller conduit which is a variable interest entity (“VIE”) and the liquidity agreements are considered variable interests. The Company is not the primary beneficiary of the conduit and does not consolidate the conduit. At June 30, 2007, and December 31, 2006, the conduit administered by the Company had total assets of $13.8 billion and $11.4 billion, respectively, and the Company had a maximum exposure to losses of $23.8 billion and $20.0 billion, respectively, related to its liquidity agreements.
     The Company administers and has certain variable interests in a structured lending vehicle that is a VIE. The Company is not the primary beneficiary and it does not consolidate the vehicle. At June 30, 2007, this structured lending vehicle had total assets with a fair value of $7.4 billion, unused commitments of $1.7 billion and a maximum exposure to loss of $991 million related to its variable interests.
     The Company has an ownership interest in two investment funds that are VIEs. At June 30, 2007, these investment funds had total assets of $18.0 billion and the Company’s maximum exposure to losses was $3.0 billion. In January 2007, the Company purchased a majority interest in the investment manager for these funds. This purchase did not alter the Company’s conclusion that the Company is not the primary beneficiary, and therefore, these funds are still not subject to consolidation.
SERVICING ASSETS
     In connection with certain transactions where the Company securitizes and sells originated or purchased loans with servicing retained, servicing assets or liabilities are recorded based on the fair value of the servicing rights on the date the loans are sold. The Company also purchases certain servicing assets. The Company recognizes individual classes of servicing assets under either a fair value method or an amortized cost method.
     Originated residential mortgage servicing assets, recorded under the fair value method, are estimated using discounted cash flows with prepayment speeds and discount rates as the significant assumptions. At June 30, 2007, the weighted average prepayment speed assumption was 14.65 percent and the weighted average discount rate used was 10.76 percent.
     Servicing fee income for the six months ended June 30, 2007, was $136 million and is included in other banking fees on the consolidated statements of income. Changes in the fair value and amortization of servicing assets are included in other banking fees. The change in the fair value of originated residential mortgage servicing assets and the change in the carrying amount of servicing assets which are recorded at amortized cost in the six months ended June 30, 2007, follows.

	Six Months Ended June 30, 2007
	Servicing Assets
	Fair Value	Amortized Cost
		Fixed Rate
	Originated	Commercial
	Residential	Mortgage-
(In millions)	Mortgages	Backed	Other	Total

Balance, December 31, 2006	$326	524	224	1,074
Fair value of servicing assets purchased, assumed or originated, or retained from securitizations	102	197	21	320
Servicing sold or otherwise disposed of	(4)	-	(1)	(5)
Change in fair value due to changes in model inputs and/or assumptions	47	-	-	47
Other changes in fair value, primarily from fees earned	(34)	-	-	(34)
Amortization of servicing assets	-	(60)	(26)	(86)

Balance, June 30, 2007	$437	661	218	1,316

FAIR VALUE
December 31, 2006	$326	725	268	1,319
June 30, 2007	$437	863	263	1,563

NOTE 4: SHARE-BASED PAYMENTS
     The Company has stock option plans under which incentive and nonqualified stock options may be granted periodically to certain employees. The options are granted at an exercise price equal to the fair value of the underlying shares at the date of grant, vest based on continued service with the Company for a specified period, generally three years to five years following the date of grant, and have a contractual life of ten years. Restricted stock may also be granted under the stock option plans. The restricted stock generally vests over three years to five years, during which time the holder receives dividends and has full voting rights. Employee stock compensation expense was $120 million in the three months ended June 30, 2007, including $93 million related to restricted stock awards and $27 million related to stock option awards. Employee stock compensation expense was $332 million in the six months ended June 30, 2007, including $264 million related to restricted stock awards and $68 million related to stock option awards. The related income tax benefit in the three and six months ended June 30, 2007, was $42 million and $116 million, respectively. Employee stock compensation expense was $119 million in the three months ended June 30, 2006, including $91 million related to restricted stock awards and $28 million related to stock option awards. Employee stock compensation expense was $313 million in the six months ended June 30, 2006, including $198 million related to restricted stock awards and $115 million related to stock option awards. The related income tax benefit in the three and six months ended June 30, 2006, was $42 million and $110 million, respectively.
     Employee stock compensation expense in the six months ended June 30, 2007 and 2006, includes $93 million and $107 million, respectively, related to the impact of awards granted to employees that were retirement-eligible at the date of grant.
     Of the stock compensation awards in the six months ended June 30, 2007, 2.4 million shares of restricted stock vest over five years if the Company achieves a specified return on average tangible common stockholders’ equity for 2007, otherwise they are forfeited. The remaining shares of restricted stock and the stock options generally vest over three years to five years based only on continued service with the Company.
     At June 30, 2007, there was $639 million and $196 million of total unrecognized compensation costs related to restricted stock awards and stock option awards, respectively. Those costs are expected to be recognized over a weighted-average period of 1.4 years. The fair value of restricted stock awards vested in the six months ended June 30, 2007 and 2006, was $323 million and $255 million, respectively. The total intrinsic value of stock option awards exercised in the six months ended June 30 2007 and 2006, was $259 million and $317 million, respectively. The amount of cash received from the exercise of stock options granted under share-based payment arrangements was $350 million in the six months ended June 30, 2007, and the income tax benefits realized from stock options exercised were $78 million in the same period.
     At June 30, 2007, the Company had authorization to reserve 105 million shares of its common stock for issuance under its stock option plans.

     The weighted average grant date fair value of options awarded under the stock option plans in the six months ended June 30, 2007, was $9.10. The more significant assumptions used in estimating the fair value of stock options include risk-free interest rate of 4.67 percent, dividend yield of 3.84 percent, volatility of the Company’s common stock of 17.14 percent and weighted average expected life of the stock options of 7.0 years. The Company calculated its volatility estimate from implied volatility of actively traded options on the Company’s common stock with remaining maturities of two years. This method is consistent with the prior year, but represents a change from years prior to 2006, in which the Company calculated its volatility estimate based on historical volatility adjusted for significant changes in the Company’s business activities. For the 2007 grant, the Company determined the estimated life based on historical share option exercise experience. In 2006, the Company determined the estimated life using the simple average of the 10-year contractual term of the options and the vesting term (using an average of the 5-year graded vesting period).
     Stock award activity in the six months ended June 30, 2007, is presented below.

	June 30, 2007
		Weighted-
		Average
(Options and shares in thousands)	Number	Price (a)

STOCK OPTIONS
Options outstanding, beginning of period	137,697	$39.87
Granted	4,568	58.33
Exercised	(10,961)	32.93
Expired	(155)	53.19
Forfeited	(513)	51.36

Options outstanding, end of period	130,636	$41.03

Options vested and expected to vest, end of period	128,403	$40.82

Options exercisable, end of period	102,386	$38.17

RESTRICTED STOCK
Unvested shares, beginning of period	14,303	$52.38
Granted	8,020	58.27
Vested	(5,696)	51.62
Forfeited	(397)	55.20

Unvested shares, end of period	16,230	$55.49

(a) The weighted average price for stock options is the weighted average exercise price of the options, and for restricted stock, the weighted average fair value of the stock at the date of grant.

NOTE 5: COMPREHENSIVE INCOME
     Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Comprehensive income for the three and six months ended June 30, 2007 and 2006, is presented below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2007	2006	2007	2006

COMPREHENSIVE INCOME
Net income	$2,341	1,885	4,643	3,613
OTHER COMPREHENSIVE INCOME
Unamortized gains and losses under employee benefit plans	31	-	31	-
Net unrealized losses on debt and equity securities	(1,284)	(943)	(1,183)	(1,735)
Net unrealized gains (losses) on derivative financial instruments	(76)	16	(11)	(7)

Total comprehensive income	$1,012	958	3,480	1,871

NOTE 6: BUSINESS SEGMENTS (a)
     Business segment earnings are presented excluding merger-related and restructuring expenses, other intangible amortization, minority interest in consolidated subsidiaries and changes in accounting principle. The Company believes that while these items apply to overall corporate operations, they are not meaningful to understanding or evaluating the performance of the Company’s individual business segments. The Company does not take these items into account as it manages business segment operations or allocates capital, and therefore, the Company’s segment presentation excludes these items. Also, for segment reporting purposes, net interest income reflects tax-exempt interest income on a tax-equivalent basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources.
     Business segment earnings are the primary measure of segment profit or loss that the Company uses to assess segment performance and to allocate resources.
     The Company continuously updates segment information for changes that occur in the management of the Company’s businesses. In 2007, cross-border leasing activity was moved from the Corporate and Investment Bank to the Parent to keep it aligned with the way in which this activity is reported to senior management subsequent to the adoption of FSP 13-2. In 2007, certain intercompany fee arrangements between Capital Management and the Parent were discontinued and the reporting of mortgage servicing rights (“MSR”) hedging results were realigned such that, beginning in 2007, all volatility associated with MSRs is now reported in the Parent. Segment information for 2006 has been restated to reflect these and other changes and the impact to previously reported 2006 segment earnings resulted in no change to the General Bank, a $7 million decrease in Wealth Management, an $86 million decrease in the Corporate and Investment Bank, a $20 million decrease in Capital Management, and a $113 million increase in the Parent.

	Three Months Ended
	June 30, 2007
						Net Merger-
			Corporate			Related
			and			and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$3,686	149	511	263	(149)	(39)	4,421
Fee and other income	975	201	1,500	1,502	56	-	4,234
Intersegment revenue	56	2	(48)	(11)	1	-	-

Total revenue (b)	4,717	352	1,963	1,754	(92)	(39)	8,655
Provision for credit losses	164	1	(4)	-	18	-	179
Noninterest expense	2,093	238	1,024	1,296	173	32	4,856
Minority interest	-	-	-	-	139	-	139
Income taxes (benefits)	887	41	333	167	(276)	(12)	1,140
Tax-equivalent adjustment	10	-	11	-	18	(39)	-

Net income (loss)	$1,563	72	599	291	(164)	(20)	2,341

Lending commitments	$149,712	6,892	111,439	1,072	626	-	269,741
Average loans, net	331,042	17,666	43,426	1,663	27,460	-	421,257
Average core deposits	$298,827	14,097	31,527	31,221	2,824	-	378,496

	Three Months Ended June 30, 2006
						Net Merger-
			Corporate			Related
			and			and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$2,777	149	470	267	12	(34)	3,641
Fee and other income	842	194	1,218	1,211	118	-	3,583
Intersegment revenue	48	1	(42)	(9)	2	-	-

Total revenue (b)	3,667	344	1,646	1,469	132	(34)	7,224
Provision for credit losses	95	2	(33)	-	(5)	-	59
Noninterest expense	1,737	249	887	1,118	246	24	4,261
Minority interest	-	-	-	-	89	1	90
Income taxes (benefits)	660	34	280	127	(162)	(10)	929
Tax-equivalent adjustment	10	-	9	1	14	(34)	-

Net income (loss)	$1,165	59	503	223	(50)	(15)	1,885

Lending commitments	$120,622	6,285	106,105	809	473	-	234,294
Average loans, net	191,815	15,922	37,756	1,039	28,733	-	275,265
Average core deposits	$214,517	14,270	26,492	31,827	4,532	-	291,638

	Six Months Ended June 30, 2007
						Net Merger-
			Corporate			Related
			and			and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (c)	Total

CONSOLIDATED Net interest income (b)	$7,392	295	966	525	(221)	(76)	8,881
Fee and other income	1,851	396	2,589	2,946	193	-	7,975
Intersegment revenue	104	3	(90)	(19)	2	-	-

Total revenue (b)	9,347	694	3,465	3,452	(26)	(76)	16,856
Provision for credit losses	326	1	(4)	-	33	-	356
Noninterest expense	4,121	478	1,927	2,532	344	42	9,444
Minority interest	-	-	-	-	275	-	275
Income taxes (benefits)	1,767	78	542	336	(569)	(16)	2,138
Tax-equivalent adjustment	21	-	21	-	34	(76)	-

Net income (loss)	$3,112	137	979	584	(143)	(26)	4,643

Lending commitments	$149,712	6,892	111,439	1,072	626	-	269,741
Average loans, net	328,971	17,374	42,197	1,609	28,124	-	418,275
Average core deposits	$295,455	14,172	30,310	31,450	2,521	-	373,908

	Six Months Ended June 30, 2006
						Net Merger-
			Corporate			Related
			and			and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$5,307	298	934	523	152	(83)	7,131
Fee and other income	1,707	382	2,461	2,427	123	-	7,100
Intersegment revenue	91	2	(79)	(17)	3	-	-

Total revenue (b)	7,105	682	3,316	2,933	278	(83)	14,231
Provision for credit losses	157	2	(32)	-	(7)	-	120
Noninterest expense	3,394	496	1,780	2,253	485	92	8,500
Minority interest	-	-	-	-	184	1	185
Income taxes (benefits)	1,277	67	541	247	(287)	(32)	1,813
Tax-equivalent adjustment	21	-	31	1	30	(83)	-

Net income (loss)	$2,256	117	996	432	(127)	(61)	3,613

Lending commitments	$120,622	6,285	106,105	809	473	-	234,294
Average loans, net	184,708	15,715	37,327	948	29,262	-	267,960
Average core deposits	$212,771	14,448	26,105	32,700	4,906	-	290,930

(a) Certain amounts presented in periods prior to the second quarter of 2007 have been reclassified to conform to the presentation in the second quarter of 2007.
(b) Tax-equivalent.
(c) Tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

NOTE 7: BASIC AND DILUTED EARNINGS PER COMMON SHARE
     The calculation of basic and diluted earnings per common share for the three and six months ended June 30, 2007 and 2006, is presented below. For the three and six months ended June 30, 2007, options to purchase an average 24 million and 21 million shares, respectively, were anti-dilutive. For the three and six months ended June 30, 2006, options to purchase an average 27 million and 19 million shares, respectively, were anti-dilutive. Accordingly, these anti-dilutive options were excluded in determining diluted earnings per common share in both years.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2007	2006	2007	2006

Net income	$2,341	1,885	4,643	3,613
Basic earnings per common share	1.24	1.19	2.45	2.30
Diluted earnings per common share	$1.22	1.17	2.42	2.26

Average common shares - basic	1,891	1,585	1,892	1,570
Common share equivalents and unvested restricted stock	28	28	30	29

Average common shares - diluted	1,919	1,613	1,922	1,599

NOTE 8: INCOME TAXES
     FIN 48, which became effective on January 1, 2007, clarifies the accounting for uncertain income tax positions. Upon adoption of FIN 48, the Company recognized a decrease of approximately $69 million in income tax reserves for uncertain income tax positions. Of this amount, approximately $4 million was accounted for as a reduction to beginning retained earnings and approximately $73 million as a reduction to goodwill.
     At adoption, the Company had approximately $2.5 billion of gross unrecognized income tax benefits (UTBs), including approximately $1.3 billion of UTBs attributed to income tax on timing differences and $816 million of UTBs, net of deferred federal and state income tax benefits, that would impact the effective tax rate if recognized. The tax on timing items relates to income tax positions for which the ultimate deductibility is highly certain, but the timing of the deductibility is uncertain. The income tax liability for the change in the period of deduction would not impact the effective tax rate.
     A reconciliation of the change in the UTB balance from January 1, 2007 to June 30, 2007 is as follows:

					Unrecognized
					Income Tax
			Gross	Deferred	Benefits, Net
	Federal,	Accrued	Unrecognized	Federal and	of Deferred
	State and	Interest and	Income Tax	State Income	Federal and
(In millions)	Foreign Tax	Penalties	Benefits	Tax Benefits	State Benefits

Balance at January 1, 2007	$2,119	342	2,461	(253)	2,208
Additions for tax positions related to the current year	175	-	175	(14)	161
Additions for tax positions related to prior years	-	85	85	(27)	58
Reduction for tax positions related to prior years due to IRS RAR	(95)	(31)	(126)	14	(112)
Reductions for tax positions related to acquired entities in prior years, offset to goodwill	(102)	(30)	(132)	47	(85)
Other reductions for tax positions related to prior years	(5)	(2)	(7)	2	(5)
Settlements	(41)	(18)	(59)	7	(52)

Balance at June 30, 2007	2,051	346	2,397	(224)	2,173
Less: tax attributable to timing items included above	(1,373)	-	(1,373)	-	(1,373)
Less: UTBs included above that relate to acquired entities that would impact goodwill if recognized	(56)	(3)	(59)	13	(46)

Total UTBs that, if recognized, would impact the effective income tax rate as of June 30, 2007	$622	343	965	(211)	754

     In the first quarter of 2007, the IRS issued a Revenue Agent’s Report (RAR) for the Company’s U.S. income tax returns for the years 2000 through 2002 in which the IRS proposed certain adjustments to the Company’s income tax positions. Based on the issuance of the RAR, the Company updated its analysis of various uncertain income tax positions identified at January 1, 2007. In the second quarter of 2007, the Company made a cash payment to the IRS related to the RAR which resulted in a net reduction of approximately $51 million to the UTB balance. The Company also initiated an appeal of unagreed issues, which is not expected to be resolved within the next twelve months.
     During the second quarter of 2007, the Company completed its analysis of recently acquired entities and reduced related income tax reserves by $85 million, offset by a reduction to goodwill.
     The Company recognizes accrued interest and penalties, as appropriate, related to UTBs in the effective tax rate. The balance of accrued interest and penalties at the reporting periods is presented in the table above.
     The Company and its subsidiaries are routinely examined by various taxing authorities. The IRS has initiated an examination of the Company’s federal income tax returns for the years 2003 through 2005, which is not expected to be completed within the next twelve months. The federal income tax returns of various acquired and deconsolidated subsidiaries are also under examination by the IRS. While one or more of these examinations may be concluded within the next twelve months, management does not believe that a significant impact to the UTB balance will occur. The Company and its subsidiaries are currently subject to examination by various other taxing authorities. While it is possible that one or more of these examinations may be resolved within the next twelve months, the Company does not anticipate a significant impact to the UTB balance.
     The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2000. The expiration of statutes of limitations for various jurisdictions is expected to reduce the UTB balance by approximately $35 million within the next twelve months.
     Management monitors changes in tax statutes and regulations and the issuance of judicial decisions to determine the potential impact to uncertain income tax positions. The Treasury recently issued proposed regulations that, when issued in final form, could limit the Company’s ability to retain the benefit of certain foreign tax credits. Management’s estimate of the reasonably possible UTB change resulting from finalization of the proposed regulations is between zero and $95 million. As of June 30, 2007, management had identified no other potential subsequent events that could have a significant impact on the UTB balance within the next twelve months.

NOTE 9: DERIVATIVES
DERIVATIVES USED FOR RISK MANAGEMENT
     The Company may designate a derivative as either an accounting hedge of the fair value of a recognized fixed rate asset or liability or an unrecognized firm commitment (“fair value” hedge), an accounting hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (“cash flow” hedge), or a foreign currency fair value or cash flow hedge (“foreign currency” hedge). Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded as other fee income in the results of operations. To the extent of the effectiveness of a hedge, changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income, net of income taxes. For all hedge relationships, ineffectiveness resulting from differences between the changes in fair value or cash flows of the hedged item and changes in fair value of the derivative are recognized as other fee income in the results of operations. Net interest settlements on derivatives designated as fair value or cash flow hedges are treated as an adjustment to the interest income or interest expense of the hedged assets or liabilities.
     Concurrent with entering into a transaction that qualifies as an accounting hedge, the Company formally documents the hedge relationship, the risk management objective and the strategy for entering into the hedge. This process and documentation include identification of the hedging instrument, hedged item, risk being hedged and the methodology for assessing effectiveness and measuring ineffectiveness.
     For cash flow hedges, the designated hedged risk is primarily the risk of changes in cash flows attributable to changes in the benchmark interest rate of the hedged item or forecasted transactions. For cash flow hedges, the Company uses regression analysis to make the initial assessment of the expectation of hedge effectiveness and for each monthly period thereafter, to reassess that the hedging relationship is expected to be highly effective during the period designated as being hedged. The Company also uses regression analysis to perform the retrospective evaluation of whether the derivative was effective during the hedged period. The regression analysis performed includes an evaluation of the quantitative measures of regression necessary to validate the conclusion of high effectiveness. The Company uses the hypothetical derivative method of measuring the hedge ineffectiveness which is recorded on a monthly basis. Forward purchase commitments of loans and securities available for sale are considered all-in-one hedges for which the prospective and retrospective evaluations are performed through matching terms at inception and on a monthly basis.
     For fair value hedges, the designated hedged risk is primarily the risk of changes in fair value attributable to changes in the benchmark interest rate of the hedged item or transactions. For fair value hedges, the Company assesses the expectation of effectiveness at the inception of the hedge and at each monthly period thereafter by analyzing the price sensitivity analysis of the hedging instrument relative to that of the hedged item for changes in fair value attributable to the hedged risk. On a monthly basis, the Company uses the cumulative dollar-offset approach to validate the effectiveness of the hedge on a retrospective basis. The Company measures ongoing ineffectiveness for fair value hedges by comparing the changes in fair value of the hedging instrument to the changes in fair value of the hedged item attributable to the hedged risk. Fair value hedges of warehoused residential mortgage loans are designated and de-designated on a daily basis, and the frequency of the prospective, retrospective and actual ineffectiveness tests follows the hedge period. Forward sale commitments of securities available for sale share the same issuer, coupon rate and contractual maturity date as the hedged item, therefore the prospective and retrospective evaluations are performed through matching terms at inception and on a monthly basis.
     The Company discontinues hedge accounting prospectively when either it is determined that the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; the derivative expires or is sold, terminated or exercised; the derivative is de-designated because it is unlikely that a forecasted transaction will occur; or management determines designation of the derivative as a hedging instrument is no longer appropriate. When hedge accounting is discontinued, the derivative is either terminated or reclassified as a trading account asset or liability. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted as an adjustment to yield over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transaction are still expected to occur, unrealized gains and losses accumulated in other comprehensive income are included in the results of operations in the same period when the results of operations are also affected by the hedged cash flow. The unrealized gains and losses are recognized in the results of operations immediately if the cash flow hedge was discontinued because a forecasted transaction is not expected to occur. For the six months ended June 30, 2007, gains in the amount of $3 million were recognized in other fee income representing the ineffective portion of the net gains (losses) on derivatives that qualify as cash flow and fair value hedges. These amounts include the time value of options. In addition, net interest income in the six months ended June 30, 2007, was decreased by $2 million representing ineffectiveness of cash flow hedges caused by differences between the reset dates and indices of the derivative and the hedged item.
     Commitments to purchase certain securities or loans and certain commitments to sell loans are derivatives. At inception, these commitments may be designated in a hedge relationship; otherwise, they are recorded as either trading derivatives or economic hedges depending upon their purpose. The Company enters into contracts that contain a derivative that is embedded in the financial instrument. If applicable, an embedded derivative is separated from the host contract and can be designated in a hedge relationship; otherwise, the derivative is recorded as a freestanding derivative and recorded as either a trading derivative or an economic hedge depending upon its purpose. The Company enters into credit derivative agreements in connection with altering the risk profile of certain loans or pools of loans in the Company’s loan portfolio. These credit derivatives do not meet the criteria for designation as an accounting hedge and are recorded as either trading derivatives or economic hedges depending upon their purpose. The Company enters into interest rate lock commitments as part of its commercial and consumer mortgage lending activities. These loan commitments are initially recorded at fair value including the amount of consideration exchanged, if any. Subsequent adjustments in the value of the loan commitment are primarily determined by changes in interest rates, changes in the probability that a commitment will be exercised and the passage of time. The estimate of fair value specifically excludes the value of servicing cash flows and excess servicing.
     Derivatives used for risk management activity at June 30, 2007, follow.

     Risk management derivative financial instruments at June 30, 2007, are presented below.

	June 30, 2007
						Average
	Hedged Items	Notional	Gross Unrealized			Maturity in
(In millions)	or Transactions	Amount	Gains	Losses (b)	Equity (c)	Years (d)

ASSET HEDGES (a)
Cash flow hedges
Interest rate swaps-receive fixed	First forecasted interest receipts
	on commercial loans

Pay 1 month LIBOR swaps	1 month LIBOR risk	$3,110	-	(44)	(27)	3.51
Pay 3 month LIBOR swaps	1 month LIBOR risk	17,462	34	(309)	(170)	3.94

Purchased interest rate floors-	1 month LIBOR-indexed loans when
3 month LIBOR	LIBOR is below the purchased floor	7,000	-	(10)	(6)	0.50

Forward purchase commitments	Purchase of individual fixed rate debt
	securities classified as available for sale	2,400	2	-	-	0.09

Fair value hedges
Interest rate swaps-pay fixed/	Individual fixed rate debt securities
receive LIBOR	classified as available for sale	1,512	42	-	-	13.77

Forward sale commitments	Individual fixed rate debt securities
	classified as available for sale	2,000	-	(4)	-	0.12

Forward sale commitments	Proceeds from sale of mortgage
	warehouse loans	718	-	(5)	-	0.04

Total asset hedges		$34,202	78	(372)	(203)	3.06

LIABILITY HEDGES (a)
Cash flow hedges
Interest rate swaps-pay fixed	Proceeds from first forecasted issuance
	of short-term liabilities, including deposits
	and repurchase agreements, that are
	part of a rollover strategy

Receive 1 month LIBOR swaps	1 month LIBOR risk	2,247	13	(88)	(46)	10.49
Receive 3 month LIBOR swaps	3 month LIBOR risk	6,000	156	-	97	3.18

Interest rate swaps-pay fixed	First forecasted interest payments
	on long-term debt

Receive 1 month LIBOR swaps	1 month LIBOR risk	125	4	(2)	1	11.28
Receive 3 month LIBOR swaps	1 month LIBOR risk	1,587	8	(17)	(6)	6.49
Receive 6 month LIBOR swaps	6 month LIBOR risk	8	-	-	-	5.97

Purchased options	1 day LIBOR associated with the
	proceeds from first forecasted
	issuance of deposits that are part
	of a rollover strategy when LIBOR
	is above the cap
Interest rate caps		45,000	34	-	21	1.00
Eurodollar		25,750	-	(5)	3	0.25

Purchased options-	First forecasted interest payments
Eurodollar	on 3 month LIBOR long-term debt	15,000	-	(1)	(1)	1.00

Eurodollar futures	1 day LIBOR associated with the proceeds
	from first forecasted issuance of
	deposits that are part of a rollover
	strategy	48,853	24	-	15	0.25

Eurodollar futures	First forecasted interest payments
	on 3 month LIBOR long-term debt	20,000	5	-	3	0.25

Fair value hedges
Interest rate swaps-receive	Individual fixed rate long-term
fixed/ pay floating (e)	debt issuances	32,074	2	(1,119)	-	11.26

Total liability hedges		196,644	246	(1,232)	87	2.48

Total		$230,846	324	(1,604)	(116)	-

(a) Includes only derivative financial instruments related to interest rate risk management activities that have been designated and accounted for as accounting hedges.
(b) Represents the fair value of derivative financial instruments less accrued interest receivable or payable.
(c) At June 30, 2007, the net unrealized loss on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $366 million, net of income taxes. Of this net of tax amount, a $116 million loss represents the effective portion of the net gains (losses) on interest rate derivatives that qualify as cash flow hedges and a $250 million loss relates to terminated and/or redesignated derivatives. At June 30, 2007, $143 million of net losses, net of income taxes, recorded in accumulated other comprehensive income, is expected to be reclassified as interest income or expense during the next twelve months. The maximum length of time over which cash flow hedges are hedging the variability in future cash flows associated with the forecasted transactions is 18.9 years.
(d) Estimated maturity approximates average life.
(e) At June 30, 2007, such swaps are denominated in U.S. dollars, Euros, Pounds Sterling and Australian dollars in the notional amounts of $27.2 billion, $1.7 billion, $2.9 billion and $297 million, respectively, and the hedged risk is the benchmark interest rate.

     Expected maturities of risk management derivative financial instruments at June 30, 2007, are presented below.

	June 30, 2007
	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total

CASH FLOW ASSET HEDGES
Notional amount - swaps-receive fixed	$2,055	700	13,317	4,500	-	20,572
Notional amount - other	$9,400	-	-	-	-	9,400
Weighted average receive rate (a)	3.78%	5.23	5.02	4.71	-	4.83
Weighted average pay rate (a)	5.35%	5.35	5.35	5.36	-	5.35
Unrealized gain (loss)	$(23)	(3)	(264)	(37)	-	(327)

FAIR VALUE ASSET HEDGES
Notional amount - swaps-pay fixed	$-	-	96	322	1,094	1,512
Notional amount - other	$2,718	-	-	-	-	2,718
Weighted average receive rate (a)	-%	-	3.56	3.56	3.58	3.58
Weighted average pay rate (a)	-%	-	3.35	3.43	3.82	3.70
Unrealized gain (loss)	$(8)	-	1	5	35	33

CASH FLOW LIABILITY HEDGES
Notional amount - swaps-pay fixed	$3,046	76	3,421	1,628	1,796	9,967
Notional amount - other	$154,603	-	-	-	-	154,603
Weighted average receive rate (a)	5.36%	5.31	5.34	5.29	5.29	5.33
Weighted average pay rate (a)	3.80%	6.22	5.21	5.62	5.80	4.95
Unrealized gain (loss)	$73	(1)	63	37	(41)	131

FAIR VALUE LIABILITY HEDGES
Notional amount - swaps-receive fixed	$1,535	5,475	5,377	9,257	10,430	32,074
Weighted average receive rate (a)	4.78%	4.23	5.43	4.87	5.29	4.99
Weighted average pay rate (a)	5.33%	5.37	5.35	5.21	5.41	5.33
Unrealized gain (loss)	$(3)	(37)	(50)	(275)	(752)	(1,117)

(a) Weighted average receive and pay rates include the impact of currently effective interest rate swaps only and not the impact of forward-starting interest rate swaps. All the interest rate swaps have variable pay or receive rates based on one-to-six month LIBOR, Euros, Pound Sterling, or Australian dollar and they are the pay or receive rates in effect at June 30, 2007.

     Activity related to risk management derivative financial instruments for the six months ended June 30, 2007, is presented below.

	June 30, 2007
	Asset	Liability
(In millions)	Hedges	Hedges	Total

Balance, December 31, 2006	$41,080	175,856	216,936
Additions	14,770	151,543	166,313
Maturities and amortizations	(402)	(90,092)	(90,494)
Terminations	(6,557)	(12,533)	(19,090)
Redesignations and transfers to trading account assets	(14,689)	(28,130)	(42,819)

Balance, June 30, 2007	$34,202	196,644	230,846

NOTE 10: GUARANTEES

	June 30, 2007		December 31, 2006

		Maximum		Maximum
	Carrying	Risk of	Carrying	Risk of
(In millions)	Amount	Loss	Amount	Loss

Securities and other lending indemnifications	$-	69,838	-	61,715
Standby letters of credit	117	38,103	115	37,783
Liquidity agreements	11	30,803	9	27,610
Loans sold with recourse	44	6,528	50	7,543
Residual value guarantees on operating leases	-	1,155	-	1,131
Written put options	92	10,811	90	11,027
Contingent consideration	-	242	-	167

Total guarantees	$264	157,480	264	146,976